EXHIBIT 4.13

EXECUTION VERSION

Dated 13 June 2008

THE ROYAL BANK OF SCOTLAND GROUP PLC

and

WILLOW BIDCO LIMITED

SHARE PURCHASE AGREEMENT
relating to the sale and purchase of the entire
issued share capital of RoboScot (31) Limited

Linklaters

Linklaters LLP
One Silk Street
London EC2Y 8HQ

Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222

Table of Contents

Contents		Page

1	Interpretation	1

2	Agreement to Sell the Shares	10

3	Consideration	11

4	Unconditional Shares	11

5	Condition	12

6	Pre-Completion	13

7	Leakage	14

8	Completion	14

9	Seller’s Warranties	15

10	Purchaser’s Warranties	15

11	Purchaser Tax Warranties and Undertaking	16

12	RBS Scheme	17

13	Taxation Arrangements	17

14	Limitations	17

15	Non-Solicitation	18

16	Confidentiality and Announcements	18

17	Further Assurance	19

18	Continuing Obligations and Assignment	20

19	Access	21

20	Costs	22

21	Notices	22

22	Severability and Suspension of Restrictions	23

23	Entire Agreement and Variation	23

ii

24	General Provisions	23

25	Grossing-up of Indemnity Payments, VAT	24

26	Governing Law and Jurisdiction	25

iii

Share Purchase Agreement

This Agreement is made on 13 June 2008

Between:

(1)	THE ROYAL BANK OF SCOTLAND GROUP PLC, a company incorporated in Scotland whose registered office is at 36 St Andrew Square, Edinburgh, Midlothian EH2 1AF (the “Seller”); and

(2)	WILLOW BIDCO LIMITED, a company incorporated in Jersey whose registered office is at First Floor, 27 Hill Street, St Helier, Jersey, JE2 4UA, Channel Islands (the “Purchaser”).

Whereas:

(A)	The Seller has agreed to sell the Shares and to assume the obligations imposed on the Seller under this Agreement.

(B)	The Purchaser has agreed to purchase the Shares and to assume the obligations imposed on the Purchaser under this Agreement.

(C)	On the date of this Agreement, the Purchaser has delivered to the Seller the duly executed Commitment Letters and the parties have executed the Option Deed and the Tax Deed.

It is agreed as follows:

1	Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1	Definitions

“Accounts” means the accounts of the Group for the financial period ending 31 December 2007 as set out in sections 6.4.002, 6.4.003, 6.9 and 6.10 of the Data Room; “Additional EWS Consideration” has the meaning set out in Schedule 10;

“Additional Pendolinos Consideration” has the meaning set out in Schedule 10;

“Anti-Trust Confidentiality Agreement” means the agreement dated 26 November 2007 between Babcock & Brown Limited and the Seller;

“Assigned Rights” has the meaning set out in Clause 18.3;

“ATGL” means Angel Trains Group Limited;

“ATGL Shares” has the meaning set out in Schedule 4;

“ATGL SPA” means the share purchase agreement between the Designated Purchaser and ATGL for the sale and purchase of the ATI Shares;

“ATI” means Angel Trains International Limited;

“ATI Shares” has the meaning set out in Schedule 4;

“ATL” means Angel Trains Limited;

“Bridge Loan Agreement” means the bridge loan agreement in the agreed form between the Purchaser and the Designated Purchaser;

“Business Day” means any day (except any Saturday or Sunday) on which banks in the City of London are open for business;

“Commission” means the European Commission;

“Commitment Letters” means the commitment letters dated on the date hereof provided by each of AMP Capital Investors (Luxembourg No 1) S.àr.l., BBEIF General Partner Limited, Deutsche Bank AG, London Branch, Farm Plan Pty Limited as trustee of Prime Super, STC Funds Nominee Pty Ltd as trustee of Gabriel Unit Trust and Statewide Superannuation Pty Ltd as trustee of Statewide Superannuation Trust;

“Company” means RoboScot (31) Limited, details of which are set out in Schedule 1;

“Competition Amount” has the meaning set out in Schedule 9;

“Completion” means the completion of the sale and purchase of the Conditional Shares pursuant to Clause 8;

“Completion Amount” has the meaning set out in Clause 3;

“Completion Date” means the date falling 15 Business Days after the satisfaction of the Condition;

“Condition” means the conditions set out in Clause 5.1;

“Conditional Shares” means the shares in the Company set out in Column C of Schedule 2;

“Data Room” means the electronic data room prepared by IntraLinks in relation to the sale of the Company;

“Debt Repayment Amount” means the amount required to repay all principal, accrued interest and fees (in accordance with the terms of the relevant financing documents) on the debt listed in the Debt Repayment Statement;

“Debt Repayment Statement” means a notice, in the form set out in Part C of Schedule 3, issued in accordance with Clause 8.1 setting out the financing documents to be repaid at Completion resulting from inter alia the implementation of the debt restructuring described in the steps paper prepared for the Transaction, the Seller’s determination of the Debt Repayment Amount and the details to which bank account the Debt Repayment Amount should be transferred;

“Deferred Amounts” has the meaning set out in Schedule 15;

“Designated Purchaser” means Willow Lux Bidco Sarl;

“Disclosure Letter” means the disclosure letter from Haydn Abbott and George Lynn to the Purchaser dated 9 June 2008;

“Disclosure Regulations” means The Tax Avoidance Schemes (Prescribed Descriptions of Arrangements) Regulations 2006 (SI 2006/1543);

“Disposal” has the meaning given to it in Clause 18.3

“Encumbrance” means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Equipment” has the meaning given to it in the Tax Deed;

“Equity” means:

(i)	the monies advanced by the UK Investor Group to the Purchaser Group in connection with the acquisition of the Company (and includes for the avoidance of doubt the Shareholder Loans); and

(ii)	the monies advanced to the Purchaser under the Bridge Loan Agreement;

“EU Business” means:

(i)	all of the rolling stock listed in Schedule 14 (including all spare parts and technical documents) together with all leases and maintenance contracts related to these assets;

(ii)	all business of the EU Group; and

(iii)
all other assets and rights of the Group which exclusively or predominantly relate to either the assets listed in Schedule 14, the business of the EU Group or the Group's business in Europe (other than the United Kingdom);

“EU Group” means ATI, Angel Trains Cargo (Locomotives) Limited, Angel Trains Svenge AB, Angel Trains Switzerland AG, Angel Trains Europa GmbH, Angel Trains Polska sp.z.o.o., Angel Trains Italia Srl, Angel Trains Cargo (Locomotives) NV, Angel Trains Cargo (Locomotives) GmbH, Locomotion Capital (UK) Limited and Angel Trains Espana SA and their assets and “EU Group Member” shall be construed accordingly;

“EU Group Remedy” has the meaning set out in Clause 5;

“EU Order Book Assets” means, collectively, each item of the rolling stock assets defined as “Equipment” in the Framework Agreement;

“Framework Agreement” means the agreement between RBS Asset Finance Europe Limited and ATI in the agreed terms;

“FCO” means the German Federal Cartel Office;

“Group” means the Company and each of its subsidiary undertakings and “Group Member”/”Group Company” shall be construed accordingly;

“Group Payment Arrangement” means an arrangement entered into pursuant to Section 36 Finance Act 1998;

“Group Tax Relief” has the meaning given to that term in Schedule 8;

“GWB” has the meaning set out in Clause 5;

“Intercreditor Agreement” means the intercreditor agreement in the agreed form between, among others, the Seller, the Purchaser and Willow Topco Limited;

“Interest-Bearing Loans” means the Junior Debt and the Senior Debt;

“Junior Debt” means all loans advanced under the junior facility agreement dated 9 June 2008 between, inter alios, Willow Holdco 1 Limited and The Royal Bank of Scotland as facility agent;

“Leakage” means:

(a)	any dividend or distribution declared, paid or made by any Group Member to the Seller’s Group;

(b)
any payments made (including management fees) or any assets transferred (including pursuant to a Group Tax Relief) by any Group Member to the Seller’s Group, or any liabilities assumed, indemnified or incurred by any Group Member for the benefit of the Seller’s Group including, without limitation, pursuant to Group Payment Arrangements, VAT Group arrangements, Group Tax Relief or any other Tax matter;

(c)
any payments made or agreed to be made by any Group Member to the Seller’s Group in respect of any share capital or other securities of any Group Member being issued, redeemed, purchased or repaid, or any other return of capital;

(d)	the waiver by any Group Member of any amount owed to that Group Member by the Seller’s Group;

(e)	any Transaction Costs being paid by any member of the Group; and

(f)	the making or entry into by any member of the Group of any agreement or arrangement to give effect to any of the matters referred to in (a) to (e) above,

but does not include any Permitted Leakage;

“Leakage Schedule” means the agreed form leakage schedule;

“LIBOR” means the London inter bank offered rate;

“Locked Box Date” means 31 December 2007;

“Management Warranty Deed” means the warranty deed dated 9 June 2008;

“Nominated Company” has the meaning set out in the definition of Permitted Leakage;

“Notice” has the meaning set out in Clause 21;

“Notifiable Arrangements” means arrangements which satisfy the conditions of section 306 Finance Act 2004, or would do if:

(i)
the arrangements fell within Description 1 or Description 2 as set out in Part 3 of the Disclosure Regulations (the “Confidentiality Provisions”) (or any equivalent provision in any consolidating or replacement legislation or statutory instrument); and

(ii)	the reason such arrangements do not fall within the Confidentiality Provisions is that:

(a)	the user or promoter (as defined) believes that HMRC and/or other promoters, as the case may be, are already aware of the element (or substantially the same element) of the arrangements (or similar arrangements) that gives rise to the tax advantage expected to be obtained under the arrangements; or

(b)	that the user or promoter has no wish to facilitate repeated or continued use of that element, or substantially the same element, in the future.

“On Sale Deed” means the sale and purchase deed dated the date hereof between the Purchaser and the Designated Purchaser;

“Option Deed” means the option deed in relation to the purchase of the Unconditional Shares between the Company and the Purchaser dated the date hereof;

“Order Book Agreements” means

(i)
the order book agreement dated on or about the date of the Framework Agreement between Angel Trains Switzerland AG, ATL, Angel Trains Cargo GmbH, Angel Trains Europa GmbH and RBS Asset Finance Europe Limited;

(ii)	the order book agreement dated on or about the date of the Framework Agreement between Angel Trains Cargo (Locomotives) N.V., ATL and RBS Asset Finance Europe Limited; and

(iii)	the order book agreement dated on or about the date of the Framework Agreement between Angel Trains Espana S.A.U., ATL and Bordon Inversiones 2007 S.L,

and each, an “Order Book Agreement”;

“Pension Scheme” means the ATL Shared Cost Section of the Railways Scheme, the Royal Bank of Scotland Group Pension Fund, the Royal Bank of Scotland Retirement Savings Plan and any pension scheme established or operated by ATGL outside of the United Kingdom;

“Permitted Leakage” means any of the following:

(a)	any Leakage by any Group Member to the Seller’s Group in respect of:

(i)
costs for management services provided by the Seller’s Group to the Group in respect of matters similar to or the same as those set out in Part A of the Leakage Schedule (including, inter alia, costs for general administrative, legal and secretarial, tax, insurance and human resources support) such costs not exceeding £150,000 per annum pro rated on a time elapsed basis;

(ii)
costs reasonably and properly incurred by the Seller’s Group on behalf of the Group in the ordinary course of the Group’s business and recharged to the Group, including those set out in Part B of the Leakage Schedule which relate to, inter alia, remuneration of the Group’s employees, PAYE settlement, shared offices, vehicle hire and insurance premiums; and

(iii)
the transactions arising out of the Restructuring Documents (including the amounts paid in respect of the early redemption of the West Coast Train Finance Bonds such amounts being £1,354,268.22 in respect of the early instruction fees payable to the holders of the West Coast Train Finance Bonds in relation to the extraordinary resolutions passed on 15 January 2008 and 11 March 2008 by such holders and £4,116,123.90 in respect of the amounts payable to the holders of the West Coast Trains Finance

Bonds upon redemption in addition to the principal outstanding and accrued interest on such notes);

(b)
amounts paid or agreed to be paid, or waivers or releases made or agreed to be made, assets transferred to or liabilities assumed, indemnified or incurred in each case by any Group Member to the Seller’s Group in respect of:

(i)	payments of interest, principal and other fees and termination payments in respect of the RBS Debt and payments of interest in respect of the RBS Hedging Arrangements;

(ii)	any other debt or hedging arrangements entered into in accordance with Clause 6;

(iii)
subject to the Purchaser’s consent, any new hedging arrangements between the Seller’s Group and the Group or amendments to or terminations of the RBS Hedging Arrangements, entered into on or shortly before the date of this Agreement conditional upon Completion;

(iv)
termination payments in respect of the termination, on or before the date of this Agreement, of the swaps listed in Schedule 11 with reference numbers D18895586, D19009912, D15526604, D18757324 and the FX trades listed in Schedule 11; and

(v)
the Group’s routine banking and treasury or other related arrangements arising in the ordinary course of business of the Seller’s Group and the ordinary course of business of the Group (but excluding for the avoidance of doubt those falling within the scope of sub-paragraph (i) above);

(c)
the payment of fair value consideration by the Group Members for the surrender of any tax losses by way of Group Tax Relief by the Seller's Group to the Group Members in order to reduce the liability to Tax of the Group in respect of the financial period ending on the Locked Box Date to the extent either that such payment was provided for or otherwise taken into account in the Accounts or the amount of the payment does not exceed the amount by which the relevant Tax liability is reduced or, if eliminated, the amount of the relevant Tax liability;

(d)
any amounts which are paid (or otherwise settled) or agreed to be paid (or otherwise settled) by any Group Member to the RBS VAT group representative for the Seller’s Group by way of a recharge of VAT by or on behalf of such entity on the Group Company in relation to supplies (such term to include self supplies) made or deemed to have been made by the Group Company less any deductible input tax as is properly attributable to such supplies (other than to the extent such input tax has already been taken into account in calculating the amount of the recharge payment) and the deeming provisions of section 43(1) VATA shall be disregarded for the purpose of determining what supplies have been made or deemed to have been made by or to any person;

(e)
any amounts which are paid (or are otherwise settled) or agreed to be paid (or otherwise settled) by any Group Member to the relevant Seller’s Group member (the “Nominated Company”) in respect of corporation tax which is properly attributable to that Group Member and is to be or has been discharged by the Nominated Company on behalf of the Group Member under the Group Payment Arrangement (i) in respect of amounts which represent corporation tax arising in respect of the financial period ending on the Locked Box Date, to the extent that such amounts were provided for or otherwise taken into account in the Accounts, and (ii) in respect of amounts which represent corporation tax arising in respect of the financial period starting on 1 January 2008, to the extent that such corporation tax arises from the ordinary course of business of the Group (which, for the avoidance of doubt, does not include any corporation tax arising as a result of Schedule 10, Finance Act 2006 or the Restructuring Transactions); and

(f)	Transaction Costs not exceeding £1,930,000.

“Press Release” means the document in the agreed form regarding public statements to be made regarding the transaction contemplated by this Agreement;

“Process Letter” means the process letter entered into between the Seller and the Purchaser dated the date hereof;

“Purchaser’s Group” means:

(a)	the Purchaser, the Designated Purchaser and each of the shareholders listed in paragraphs 6.1 and 6.2 of Part 1 to Schedule 5;

(b)	any parent undertakings of each of the entities listed in (a) above; and

(c)	any subsidiary undertakings of each of the entities listed in (a) above,

provided that where that term is used in the Purchaser Tax Warranties or the Purchaser Tax Undertaking (and in any definition of a term used therein) it shall mean the Purchaser and each of the parent undertakings of the Purchaser (but excluding for the avoidance of doubt the UK Investor Group) only and “member of the Purchaser’s Group” shall be construed accordingly;

“Purchaser’s Tax Warranties” means those warranties given by the Purchaser set out in Part 2 to Schedule 5 to this Agreement;

“Purchaser Tax Undertaking” means the undertaking given by the Purchaser set out in Clause 11.2 of this Agreement;

“Purchaser’s Warranties” means those warranties given by the Purchaser set out in Part 1 to Schedule 5;

“RBS Debt” means those financing documents contained in the following Data Room sections: 4.1.7, 4.1.7(A), 4.2.1, 4.2.5, 4.2.9, 4.2.25 and 4.2.27 and the financing documents that form a part of the Restructuring Documents;

“RBS Hedging Arrangements” means those hedging, derivative and other financial instruments listed in Schedule 11 hereto;

“RBS Scheme” means the Royal Bank of Scotland Group Pension Fund;

“Regulation” has the meaning set out in Clause 5;

“Relief” has the meaning given to that term in Schedule 8;

“Restructuring Documents” means the executed documents listed in Schedule 13;

“Restructuring Transactions” means the transactions contemplated under the Restructuring Documents;

“Reviewable Merger” has the meaning set out in Clause 5;

“Section 75 Debt” means the amount of any liability arising on or after the Completion Date which the Purchaser or any Group Member contributes to the RBS Scheme under section 75 of the Pensions Act 1995 as a result of Completion;

“Seller Claim” means any claim against the Seller in respect of any breach of any Transaction Document other than the Tax Deed;

“Seller’s Group” means the Seller, any parent undertaking of the Seller and any subsidiary undertakings of the Seller or any of its parent undertakings from time to time but excluding the Group and “member of the Seller’s Group” shall be construed accordingly;

“Seller’s Warranties” means those warranties given by the Seller set out in Schedule 4;

“Separation” has the meaning set out in Clause 5;

“Senior Debt” means all loans advanced under the senior term and revolving facilities agreement dated 9 June 2008 between, inter alios, the Purchaser and The Royal Bank of Scotland, as facility agent;

“Senior Employee” means any person employed by the Group earning in excess of £75,000 per annum (as determined by reference to gross base salary only);

“Shares” means the Conditional Shares and the Unconditional Shares;

“Shareholder Loans” mean the non-interest bearing loan notes issued to the UK Investor Group and the non-interest bearing intra-group loans between members of the Purchaser Group;

“Tax or Taxation” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including, without limitation, social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto;

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Agreement;

“Tax Deed” means the tax document entered into on the date hereof between the Seller and the Purchaser;

“Topco Guarantee” means the guarantee in the agreed form between the Seller, the Purchaser and Willow Topco Limited;

“Total Acquisition Financing” means the aggregate of:

(a)
all amounts payable by the Purchaser to the Seller under Clause 3 of this Agreement, including the maximum Competition Amount and the maximum Additional EWS Consideration and Additional Pendolinos Consideration;

(b)	the Debt Repayment Amount; and

(c)	all transaction costs and other costs associated with the acquisition by the Purchaser of the Company from the Seller;

“Transfer” shall have the meaning set out at paragraph 1.2 of Part A to Schedule 3;

“Transaction” has the meaning set out in Clause 5;

“Transaction Costs” means any adviser costs or expenses of any member of the Seller’s Group or any member of the Group relating directly to the sale of the Shares and any sale bonuses to employees of the Group which are to be paid upon or in connection with the completion of the sale of the Shares;

“Transaction Documents” means this Agreement, the Tax Deed, the Management Warranty Deed, the Commitment Letters, the Option Deed, the Framework Agreement, the Process Letter, the Order Book Agreements and any other document entered into or to be entered into pursuant to this Agreement, provided that the Framework Agreement and Order Book Agreements shall be excluded from the definition of Transaction Documents insofar as it is used in Clauses 16, 17, 18, 21, 22, 23 and/or 24;

“UK Group” means the Group other than the EU Group and “UK Group Member” shall be construed accordingly;

“UK Investor Group” means AMP Capital Investors (Luxembourg No 1) S.àr.l., BBEIF General Partner Limited, Farm Plan Pty Limited as trustee of Prime Super, STC Funds Nominee Pty Ltd as trustee of Gabriel Unit Trust and Statewide Superannuation Pty Ltd as trustee of Statewide Superannuation Trust;

“UK Sale and Leaseback Documents” means the Restructuring Documents designated as UK Sale and Leaseback Documents;

“UK Sale and Leaseback Transactions” means the transactions contemplated by the UK Sale and Leaseback Documents;

“Unconditional Consideration” has the meaning given to it in Clause 3.2;

“Unconditional Shares” means the shares in the Company set out in column D of Schedule 2;

“West Coast Train Finance Bonds” means the £480,000,000 six per cent asset backed notes due in 2015, which were issued on 8 September 1999 to institutional investors by West Coast Train Finance plc, as set out in section 4.1.7 of the Data Room;

“VATA” means the Value Added Tax Act 1994;

“VAT Group” means those companies that are treated as members of a group for value added tax purposes under sections 43A to 43D VATA;

“Zero Coupon Bonds” means the £306,000,000 unsecured convertible redeemable loan stock issued pursuant to the subscription agreement dated 19 December 1997, as amended from time to time including on 11 June 2008 to remove the conversion feature, between the Seller and Roboscot (31) Limited; and

“Zero Coupon Bonds Amount” means £306,000,000 plus interest accrued on that sum from 18 December 2007 up to and including the date of Completion at a rate of 7.139% per annum compounded monthly.

1.2	Modification etc. of Statutes

References to a statute or statutory provision include:

1.2.1	that statute or provision (as from time to time modified, re-enacted or consolidated) whether before or after the date of this Agreement;

1.2.2	any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which that statute or provision has directly or indirectly replaced; and

1.2.3	any subordinate legislation made from time to time under that statute or statutory provision,

except to the extent that any statute, statutory provision or subordinate legislation made or enacted after the date of this Agreement would create or increase a liability or obligation of the Seller under a Transaction Document.

1.3	Singular, Plural, Gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.4	References to Persons and Companies

References to:

1.4.1	a person include any company, partnership or unincorporated association (whether or not having separate legal personality); and

1.4.2	a company shall include any company, corporation or any body corporate, wherever incorporated.

1.5	References to parent and subsidiary undertakings

The words “parent undertaking” and “subsidiary undertaking” shall have the same meaning in this Agreement as their respective definitions in the Companies Act 1985.

1.6	Schedules etc.

References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of and Schedules to this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.7	Headings

Headings shall be ignored in interpreting this Agreement.

1.8	Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.9	Time

References to time of the day are to London time.

1.10	Agreed Form

References to documents in agreed form are to documents the contents and form of which have been agreed between or on behalf of the Seller and the Purchaser.

2	Agreement to Sell the Shares

2.1	On and subject to the terms of this Agreement, the Seller agrees to sell and the Purchaser agrees to purchase the Shares and the Zero Coupon Bonds.

2.2
The Shares and the Zero Coupon Bonds shall be sold by the Seller with full title guarantee free from Encumbrances and together with all rights and advantages attaching to them as at the date of this Agreement in respect of the Unconditional Shares and on Completion in respect of the Conditional Shares (including in each case, without limitation, the right to receive all dividends, distributions or interest payments made or paid on or after the relevant date of sale).

3	Consideration

3.1	The Purchaser shall pay in cash as consideration for the Conditional Shares an amount equal to the aggregate of:

(i)	£702,500,000 (the “Completion Amount”) which shall be paid or satisfied on Completion in accordance with Schedule 3;

(ii)	the Deferred Amounts which shall be paid in accordance with the provisions of Schedule 15;

(iii)	the Competition Amount which shall be paid subject to and in accordance with the provisions of Schedule 9;

(iv)	the Additional EWS Consideration which shall be paid subject to and in accordance with the provisions of Schedule 10; and

(v)	the Additional Pendolinos Consideration which shall be paid subject to and in accordance with the provisions of Schedule 10.

3.2
The Purchaser shall pay in cash as consideration for the Unconditional Shares an amount equal to £1,000,000 which shall be paid or satisfied on the date hereof in accordance with Clause 4 (the “Unconditional Consideration”).

3.3	The Purchaser shall pay in cash as consideration for the Zero Coupon Bonds the Zero Coupon Bonds Amount which shall be paid or satisfied on Completion in accordance with Schedule 3.

4	Unconditional Shares

4.1
The sale and purchase of the Unconditional Shares shall take place on the date hereof at the offices of Linklaters LLP at One Silk Street, London, EC2Y 8HQ upon the signing of this Agreement whereupon:

4.1.1
the Seller shall deliver or make available to the Purchaser duly executed transfers of the Unconditional Shares in favour of the Purchaser or as the Purchaser may direct accompanied by the relative share certificates (or an express indemnity in a form satisfactory to the Purchaser in the case of any certificate found to be missing); and

4.1.2	the Purchaser shall pay the Unconditional Consideration to the Seller by telegraphic transfer for same-day value to a bank account nominated by the Seller.

4.2
The Purchaser undertakes to the Seller that prior to Completion it shall not mortgage, charge or otherwise dispose of the whole or any part of its interest in, or grant any option or other rights over, or agree to do any of the same in respect of, the Unconditional Shares without the Seller’s prior written consent.

4.3
The Seller undertakes to procure that if an option is exercised under the Option Deed the Company is in a position to complete, and does comply with its obligations to complete, the purchase of the Unconditional Shares in accordance with the provisions of the Option Deed and in compliance with the relevant provisions of the Companies Act 1985 and the Companies Act 2006 (as applicable).

5	Condition

5.1	Condition Precedent

In so far as the agreement to sell and purchase the Conditional Shares contained in Clause 2 (the “Transaction”), the Disposal, the Framework Agreement or the transactions contemplated by the On Sale Deed (the “Separation”), (together the “Reviewable Merger”) have to be notified pursuant to Section 39 of the German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen, “GWB”), consummation of the Transaction is conditional upon the occurrence of one, or in the case of a part review by the Commission, a combination of the following events for the Reviewable Merger:

5.1.1
during the initial investigation (Vorprüfverfahren) the FCO has notified the notifying parties that the merger control procedure for the Reviewable Merger has been terminated, either because the requirements for a prohibition of the merger as laid down in section 36(1) GWB are not fulfilled or because the Reviewable Merger does not constitute a notifiable transaction; or

5.1.2
the waiting period of one month from submission of a complete notification to the FCO has expired without the notifying parties having been notified by the FCO pursuant to section 40(1) GWB that it intends to enter into an in-depth investigation (Hauptprüfverfahren) of the Reviewable Merger; or

5.1.3
the FCO has issued a decision in accordance with section 40(2) GWB, including in conjunction with section 40(3) GWB (clearance subject to conditions and/or obligations), to the effect that the Reviewable Merger has been cleared, and, in the event of a clearance subject to a condition precedent (aufschiebende Bedingung) such condition has been fulfilled; or

5.1.4
having notified the notifying parties that it will enter into an in-depth investigation (Hauptprüfverfahren), the waiting period of four months from submission of a complete notification to the FCO, or an extended waiting period (if agreed upon with the notifying parties), has expired pursuant to section 40(2) GWB without the FCO having issued a prohibition order against the Reviewable Merger; and/or

5.1.5
to the extent that the Reviewable Merger is to be examined by the Commission as a result of a decision under Article 22(3) of Council Regulation (EC) 139/2004 (as amended) (the “Regulation”) following the request of one or more Member States under Article 22(1) of the Regulation, the Commission taking a decision (or being deemed to have taken a decision) of equivalent effect to those set out above in Clauses 5.1.1 to 5.1.4 regarding the Reviewable Merger or regarding, as applicable, the part of the Reviewable Merger that is reviewed by the Commission, (the “Condition”).

6	Pre-Completion

6.1	Subject to Clause 6.2 the Seller:

6.1.1
undertakes to the Purchaser that from 29 April 2008 to the date of this Agreement, save as disclosed by the Disclosure Letter, no Group Member has undertaken any act or matter specified in Schedule 7 without the prior written consent of the Purchaser;

6.1.2
undertakes to procure that from the date of this Agreement to Completion no Group Member will undertake any act or course of conduct which is outside the ordinary course of the business of such Group Member without the prior consent of the Purchaser (such consent not to be unreasonably withheld or delayed) and that each member of the Group shall carry on the business of such Group Member in the ordinary course; and

6.1.3
undertakes to procure that from the date of this Agreement until Completion no Group Member shall undertake any of the acts or matters specified in Schedule 7 without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed).

6.2	Clause 6.1 does not apply in respect of and shall not operate so as to restrict or prevent:

6.2.1
any matter reasonably undertaken by any Group Member to preserve the safe operation of the Group’s assets or in an emergency or disaster situation with the intention of minimising any adverse effect thereof (and of which the Purchaser will be promptly notified);

6.2.2
the completion or performance of actions which are reasonably necessary to discharge any obligations undertaken pursuant to any legal or regulatory obligation or pursuant to any contract, arrangement, licence or consent entered into by or relating to any Group Member prior to the date of this Agreement or after the date of this Agreement entered into (or, in the case of a licence or consent, issued or granted) in the ordinary course of business, and in compliance with the requirements of Clause 6.1.3, with a person who is not a Group Member;

6.2.3	any matter provided for in the Transaction Documents or the Restructuring Documents;

6.2.4	the amendment by ATL and Angel Locomotive Leasing Limited of their accounting reference date to 31 March 2008;

6.2.5	any Permitted Leakage (including any draw downs in relation to any payments made under paragraph b(iv) of the definition of Permitted Leakage);

6.2.6	any matter undertaken at the written request or with the written consent of the Purchaser; or

6.2.7	any arrangements to rollover, continue or extend the RBS Debt on identical terms.

6.3	The Seller undertakes that between the date of this Agreement and Completion:

(a)	it will not amend the margin on the RBS Debt and the RBS Hedging Arrangements without the Purchaser’s prior consent;

(b)	it will not enter into any hedging arrangements with the Group without the Purchaser’s prior consent; and

(c)
that if the Seller's Group enters into new debt arrangements with the Group (excluding any arrangements as a result of the operation of Clause 6.2.6) between the date of this Agreement and Completion in compliance with the requirements of Clause 6.1.3 that, subject to such new debt being in the ordinary course of routine banking business for the Seller’s Group, any such debt arrangements will be at no higher margin than 25bps per annum and the terms of such new debt arrangements will not be any more onerous than those found in the RBS Debt and for the avoidance of doubt no arrangement or other fees or costs of any nature will be charged or chargeable by the Seller's Group in relation to such new debt arrangements or the repayment thereof and repayment of interest and principal thereof will result in the Group having no further obligations under such arrangement.

6.4	The liability of the Seller in respect of any claim by the Purchaser in respect of a breach of Clause 6.1 shall be subject to the limitations in Clause 14.

7 Leakage

7.1
Subject to Completion occurring and Clause 7.2, in the event of any Leakage to the Seller’s Group between the Locked Box Date and Completion, the Seller (or such member of the Seller’s Group as directed by the Seller) shall on demand by the Purchaser on or after Completion pay to the Purchaser an amount in cash equal to such Leakage by way of reduction in the Completion Amount.

7.2	The undertaking set out in Clause 7.1 does not apply in respect of:

7.2.1	any matter provided for in the Transaction Documents;

7.2.2	any matter undertaken at the written request of the Purchaser; or

7.2.3	the discharge of any liability to the extent reflected in the Accounts.

8 Completion

8.1	No later than three Business Days after notice of the satisfaction of the Condition the Seller shall issue the Debt Repayment Statement to the Purchaser.

8.2
Subject to Clause 5, Completion shall take place at the offices of Linklaters LLP at One Silk Street, London, EC2Y 8HQ at 10 a.m. or such other time as may be agreed between the parties on the Completion Date.

8.3	On Completion, the Seller and the Purchaser shall comply with their obligations set out in Part A of Schedule 3 and Part B of Schedule 3, respectively.

8.4
If the respective material obligations of the Seller or the Purchaser under Clause 8.3 and Schedule 3 are not complied with on the Completion Date, the Purchaser or the Seller, as the case may be, may:

8.4.1	defer Completion for a period of up to 20 Business Days (so that the provisions of this Clause 8 shall apply to Completion as so deferred);

8.4.2	proceed to Completion as far as practicable (without limiting its rights under this Agreement); or

8.4.3
subject to Completion having first been deferred for a period of at least three Business Days under Clause 8.4.1 and the parties having used reasonable endeavours to effect Completion during that period, terminate this Agreement by notice in writing to the other party.

8.5
If this Agreement is terminated in accordance with Clause 8.4.3 (and, subject to Clause 8.6, without limiting any party’s right to claim damages), all obligations of the parties under this Agreement shall end (except for those relating to the provisions of Clauses 1, 16, 20, 21, 22, 23, 24, 25 and 26) but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

8.6
To the extent that Completion is terminated in accordance with Clause 8.4 as a result of a breach of the Purchaser’s Warranty 3(iii) then the Purchaser shall have no claim for damages in connection with such termination.

8.7
The Purchaser shall procure that as soon as practicable after Completion, and in any event within one month thereof, the Company changes its name so that it does not contain the name of RoboScot and shall provide the Seller with appropriate evidence of such name change.

8.8	The Purchaser shall procure that within five Business Days of Completion that:

8.8.1	the requisite filings are made to register the resignations of Gerhard Müller and Martin Dürst as directors of Angel Trains Switzerland AG in the relevant commercial register; and

8.8.2
the requisite filings are made to register the resignation of Achim Klüber as Managing Director of Angel Trains Europa GmbH and Angel Trains Cargo (Locomotives) GmbH in the relevant commercial register.

9	Seller’s Warranties

9.1
The Seller warrants and undertakes to the Purchaser that as at the date of this Agreement and each day up to and including Completion, each of the Seller’s Warranties is and shall be true and accurate.

9.2	Unless expressly provided in this Agreement, each of the Seller’s Warranties shall be separate and independent and shall not be limited by reference to anything in this Agreement or the Schedules.

9.3	The sole remedy of the Purchaser for any breach of the Seller’s Warranties shall be an action for damages and the Purchaser shall not be entitled to rescind this Agreement.

9.4
Any payment by the Seller in respect of a breach by it of any of the Seller’s Warranties shall (and shall be deemed to) reduce the consideration paid to the Seller for the Conditional Shares under this Agreement by a matching amount.

10	Purchaser’s Warranties

10.1
The Purchaser warrants and undertakes to the Seller that as at the date of this Agreement and each day up to and including Completion, each of the Purchaser’s Warranties is and shall be true and accurate.

10.2
Unless expressly provided in this Agreement, each of the Purchaser’s Warranties and the Purchaser Tax Warranties shall be separate and independent and shall not be limited by reference to anything in this Agreement or the Schedules.

10.3	The sole remedy of the Seller for any breach of the Purchaser’s Warranties shall be an action for damages and the Seller shall not be entitled to rescind this Agreement.

10.4
Any payment by the Purchaser in respect of a breach by it of any of the Purchaser’s Warranties or the Purchaser Tax Warranties shall (and shall be deemed to) increase the consideration paid to the Seller for the Conditional Shares under this Agreement by a matching amount.

11	Purchaser Tax Warranties and Undertaking

11.1
The Purchaser warrants and represents to the Seller that as at the date of this Agreement and on each day up to and including Completion each of the Purchaser Tax Warranties is and shall be true and accurate.

11.2
The Purchaser undertakes to procure that no UK Group Member and no member of the Purchaser Group will enter into, for a period of three years after Completion, any transactions or arrangements which would have the result of permanently avoiding or achieving a material further deferral of the payment of all or a material part of the tax, in aggregate, that is reflected in the UK Group’s deferred tax provision as at Completion (a “Tax Avoidance Transaction”), PROVIDED THAT, for the avoidance of doubt, none of the following shall be regarded as a Tax Avoidance Transaction for the purposes of this Clause 11.2:

(i)	any transaction or arrangement entered into in the ordinary course of business of the UK Group as carried on by such companies prior to Completion; or

(ii)	any transaction or arrangement entered into pursuant to a legally binding commitment created by the Seller or a UK Group Member prior to Completion; or

(iii)
any transaction or arrangement entered into for the sole or main purpose of restructuring the UK Group’s arrangements with EWS in relation to the EWS Fleet (in each case as defined in Schedule 10 to this Agreement) in a manner contemplated by Paragraph 1 of Schedule 10 of this Agreement; or

(iv)
the incurring of expenditure on rolling stock or other plant and machinery for use in the UK Group’s business in the ordinary course of business as carried on by the UK Group at Completion (and, for the avoidance of doubt the amount of the expenditure shall not cause it to be regarded as being outside the ordinary course for these purposes); or

(v)
the refinancing (whether by way of increased third party debt or otherwise) of the external financing (including the Equity) of the UK Group and/or the Purchaser Group, provided that such refinancing does not form part of any arrangements which are Notifiable Arrangements.

11.3
The sole remedy for a breach of a Purchaser Tax Warranty or for the Purchaser’s failure to comply with the Purchaser Tax Undertaking (each being a “Tax Breach”) shall be an action for damages against the Purchaser and the Seller shall not be entitled to rescind this Agreement.

11.4
In the event of a Tax Breach the Purchaser shall be liable for damages equal to all Losses which are suffered or incurred by the Seller as a result to the Tax Breach, whether such Losses are or would be regarded reasonably foreseeable or not.

11.5
For the purpose of this Clause 11 “Losses” means all losses, liabilities, damages, costs, charges and/or expenses, including legal expenses, and Taxation and shall include, without limitation, any payment made by the Seller under the Tax Deed (including where a liability under the Tax Deed has been settled by way of the surrender of Group Tax Relief or is discharged in accordance with the Group Payment Arrangement in which case the payment shall be taken to be the tax value of the Group Tax Relief surrendered or the amount discharged as the case may be) provided that in calculating the quantum of any Losses arising by virtue of the settlement of any claim under the Tax Deed account should be taken of amounts which have already actually been paid by the Purchaser under the Schedule to the Tax Deed and the Purchaser’s obligation to pay future amounts under that Schedule.

11.6	The Seller shall have no right to set off or netting in respect of any payments due by it under the Tax Deed against any payments due from the Purchaser to the Seller in respect of a Tax Breach.

11.7
For the avoidance of doubt, references in the Purchaser Tax Warranties and the Purchaser Tax Undertaking to the “ordinary course of business” of the UK Group companies carried on prior to Completion shall not be regarded as including the transactions entered into pursuant to the UK Sale and Leaseback Documents.

12	RBS Scheme

12.1	The Seller and the Purchaser will take all necessary steps to ensure that ATL ceases to participate in the RBS Scheme at the Completion Date.

12.2	The Seller undertakes to the Purchaser to pay to the Purchaser on demand a sum equal to 72 per cent. of the Section 75 Debt.

12.3	For the avoidance of doubt, Clauses 24.3 and 25.3 shall apply to any amounts payable by the Seller under this Clause 12.

13	Taxation Arrangements

The provisions of Schedule 8, other than Clause 3.1 and 3.2 of that Schedule, and the Tax Deed shall apply in respect of the tax affairs of Group Members from Completion. Clause 3.1 and 3.2 of Schedule 8 shall apply from the date of this Agreement.

14	Limitations

14.1	The aggregate liability of the Seller for Seller Claims shall not exceed:

14.1.1
in respect of the Seller’s Warranty set out at paragraph 5.1 of Schedule 4 of this Agreement, the aggregate of the Completion Amount, the Zero Coupon Bond Amount, the Unconditional Consideration and, to the extent that such amounts have become payable prior to the resolution of the Seller Claim, the Deferred Amounts, the Competition Amount, the Additional EWS Consideration and the Additional Pendolinos Consideration; and

14.1.2	in respect of all other Seller Claims against the Seller and any claim under clauses 2.1.2 and 2.1.3 of the Tax Deed, £200,000,000 (two hundred million pounds),

save that any amount paid by the Seller in respect of the Seller Claims referred to in Clause 14.1.2 shall reduce the maximum amount that can be paid in respect of the Seller Claims referred to in Clause 14.1.1 by the amount so paid, and vice-versa.

14.2	The Purchaser agrees that no Seller Claim shall be brought and that the Seller shall not be liable for any Seller Claim brought after the second year anniversary of this Agreement.

14.3	None of the limitations contained in this Clause 14 shall apply to any Seller Claim which directly arises as a result of fraud by the Seller.

15	Non-Solicitation

The Seller’s Group shall not (whether alone, jointly with another, directly or indirectly), for 1 year after Completion, offer to employ or seek to entice away from any Group Member, or conclude any contract for services with, any person who was employed by any Group Member on the date of this Agreement. This undertaking is given to the Purchaser. The Seller acknowledges that it is an entirely independent restriction and is no greater than is reasonably necessary to protect the interests of the Purchaser’s Group. The placing of an advertisement of a post available to a member of the public generally and the recruitment or employment of a person through an employment agency shall not constitute a breach of this Clause 15 provided that no member of the Seller’s Group encourages or advises such agency to approach any person who was employed by any Group Member on the date of this Agreement.

16	Confidentiality and Announcements

16.1
Neither party shall, and the Purchaser shall procure that the Purchaser’s Group shall not, and the Seller shall procure that the Seller’s Group shall not, make or issue any announcement or circular in connection with the existence or the subject matter of any Transaction Document unless it is consistent with the Press Release or has the prior written approval of the other party. This shall not affect any announcement or circular required by law or any regulatory body or the rules of any recognised stock exchange on which the shares of a party or any member of either the Seller’s Group or the Purchaser’s Group are listed, but where there is an obligation to make an announcement or issue a circular, the relevant party (acting on its own account or on behalf of the Seller’s Group or the Purchaser’s Group, as the case may be) shall consult with the other party insofar as is reasonably practicable before complying with such an obligation.

16.2
Subject to Clauses 16.1, 16.4 and 16.5, each party shall, and the Purchaser shall procure that the Purchaser’s Group shall, and the Seller shall procure that the Seller’s Group shall, treat as strictly confidential and not disclose or use any information:

16.2.1	relating to the negotiations of, the existence of and the provisions of any Transaction Document; and

16.2.2
relating to the business, financial or other affairs (including, without limitation, future plans and targets) of the other party which it has received or obtained as a result of entering into or negotiating any Transaction Document.

16.3	The Seller agrees not to terminate, amend or waive any and all rights it, or any other member of the Seller’s Group, may have pursuant to any confidentiality or non-disclosure agreement entered into with any other parties in connection with the transactions contemplated by this Agreement without the consent of the Purchaser.

16.4	Clauses 16.1 and 16.2 shall not prohibit disclosure or use of any information if and to the extent:

16.4.1
the disclosure or use is required by law, any regulatory body or any recognised stock exchange on which the shares of a party or any member of either the Seller’s Group or the Purchaser’s Group are listed and the disclosure to any rating agency is required in accordance with this Clause 16.4.1;

16.4.2	the disclosure or use is required to vest the full benefit of any Transaction Document in a party;

16.4.3
the disclosure or use is required for the purpose of any judicial proceedings arising out of any Transaction Document or the disclosure is made to a Tax authority in connection with the Tax affairs of the disclosing party;

16.4.4
the disclosure or use is made in confidence to a third party transacting or proposing to transact with the Seller, the Seller’s Group, the Purchaser or the Purchaser’s Group, as the case may be, but only to the extent such information is reasonably relevant to such third party;

16.4.5	the disclosure is made to professional advisers of the disclosing party who are bound to the disclosing party by a duty of confidence which applies to any information so disclosed;

16.4.6	the information is or becomes publicly available (other than by breach of any Transaction Document);

16.4.7	in the case of Clause 16.2, the non-disclosing party has given prior written approval to the disclosure or use; or

16.4.8	the information is independently developed after Completion,

provided that prior to disclosure or use of any information pursuant to Clause 16.4.1 the disclosing party shall promptly notify the non-disclosing parties of such requirement with a view to providing the non-disclosing parties with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

16.5
Notwithstanding any provision of this Agreement to the contrary, the obligations of confidentiality in this Agreement do not extend to the U.S. federal or state tax structure or the U.S. federal or state tax treatment of the Transaction. If any U.S. federal or state tax analyses or materials are provided to any party, such party is free to disclose any such analyses or materials without limitation.

17	Further Assurance

17.1
The Seller shall execute and deliver all such documents and take all such actions as the Purchaser may from time to time reasonably require in order to give effect to the provisions of any Transaction Document.

17.2
The Purchaser shall execute and deliver all such documents and take all such actions as the Seller may from time to time reasonably require in order to give effect to the provisions of any Transaction Document.

18	Continuing Obligations and Assignment

18.1
Subject to the provisions of Clauses 9, 10 and 16, each of the obligations, warranties and undertakings accepted or given by the Seller or the Purchaser or any of them under this Agreement shall continue in full force and effect notwithstanding Completion taking place.

18.2	No party may assign or transfer any of its rights or obligations under any Transaction Document, save that:

18.2.1	the Purchaser may assign (in whole or in part) the benefit of any Transaction Document to the Designated Purchaser pursuant to and in accordance with the provisions of Clause 18.3 below;

18.2.2
the Purchaser may assign (in whole or in part) the benefit of any Transaction Document to any other member of the Purchaser’s Group, provided that if such assignee ceases to be a member of the Purchaser’s Group, all benefits relating to such Transaction Document assigned to such assignee shall be deemed automatically by that fact to be re-assigned to the Purchaser immediately before such cessation; and

18.2.3
the Purchaser, any member of the Purchaser’s Group and/or the Designated Purchaser may charge and/or assign the rights and benefits provided to each of them under any Transaction Document to any bank or financial institution or other person by way of security for the purposes of or in connection with the financing or refinancing (whether in whole or in part):

(i)	any financial indebtedness of Willow Holdco 1 Limited and its subsidiaries or Willow Lux Holdco S.àr.l and its subsidiaries; or

(ii)	by the Purchaser and/or the Designated Purchaser of:

(a)	the acquisition of the Conditional Shares and/or the ATI Shares; or

(b)	the refinancing of any RBS Debt; or

(c)	the Debt Repayment Amount,

provided that the Seller shall be under no greater obligation or liability thereby than if such assignment had never occurred and that the amount of loss or damage recoverable by the assignee shall be calculated as if that person had been originally named as the Purchaser in this Agreement (and, in particular, shall not exceed the sum which would, but for such assignment, have been recoverable hereunder by the Purchaser in respect of the relevant fact, matter or circumstance).

18.3	In respect of Disposals (as defined below):

18.3.1	The Seller acknowledges that, following or concurrently with Completion:

(i)
the Purchaser may procure the disposal of the EU Business (a “Disposal”) to the Designated Purchaser pursuant to the On-Sale Deed (a copy of which has been provided by the Purchaser to the Seller); and

(ii)
subject always to the provisions of Clause 18.3.2 below, the parties intend that, commencing from the date of this Agreement, the Designated Purchaser will share the benefit (directly or indirectly) of the protections afforded to the Purchaser under the Transaction Documents in relation to the EU Business in accordance with the On Sale Deed.

18.3.2	The Seller and the Purchaser agree that:

(i)
in connection with a Disposal, the Purchaser may assign the whole or any part of the benefit of the Transaction Documents either entirely or jointly with itself to the Designated Purchaser and/or may provide “back-to-back” protection to the Designated Purchaser, and, without derogating from the generality of the above, the Seller specifically agrees that the assignment to the Designated Purchaser of the Purchaser’s rights under the Transaction Documents, includes, but is not limited to, the benefit of Clauses 6 (Pre-Completion), 7 (Leakage), 15 (Non-Solicitation), 16 (Confidentiality and Announcements), 17.1 (Further Assurance), 18 (Continuing Obligations and Assignment), 19.2 (Access), 24.9 (General Provisions), 25 (Grossing-up of Indemnity Payments, VAT) and Schedules 7 (Conduct of Business Before Completion) and 8 (Tax Arrangements) of this Agreement, the Management Warranty Deed and clause 5.5.4 of the Process Letter (to the extent they relate to the EU Business or the EU Group and subject to the limitations set out in the Transaction Documents) (the “Assigned Rights”);

(ii)
the Purchaser’s ability to demonstrate a loss to the Seller by virtue of any “back-to-back” claim from the Designated Purchaser will not be restricted solely by virtue of the fact that the Purchaser’s obligation to make actual payment to the Designated Purchaser in respect of such claim shall be delayed until such time as recovery is made from the Seller, provided that (i) the Seller shall be under no greater obligation or liability thereby than if such assignment had never occurred, and (ii) the Purchaser shall not be able to make any claim against the Seller under the Transaction Documents in respect of the EU Group or the EU Business after such assignment (other than on behalf of the Designated Purchaser) nor the Designated Purchaser make any claim against the Seller under the Transaction Documents in respect of the non-EU Group or non-EU Business (other than on behalf of the Purchaser).

18.3.3
For the avoidance of doubt, any claim against the Seller by the Designated Purchaser (to whom the whole or any part of the benefit of the Transaction Documents has been assigned pursuant to Clause 18.3.1) shall be made in accordance with, and shall be subject to, the terms of the Transaction Documents (including, but not limited to, the limitations set out in Clause 14 (Limitations)) as if the claim had been made by the Purchaser and as if all references to the Purchaser in any relevant provisions of this Agreement and the Transaction Documents included a reference to the Designated Purchaser.

18.3.4
For the avoidance of doubt, the Seller agrees that the assignment of rights and benefits under the Transactions Documents to the Designated Purchaser in accordance with the provisions of this Clause 18.3 shall be in full force and effect from the date of this Agreement and no further notification by the Purchaser or the Designated Purchaser shall be required for this purpose.

19	Access

19.1	The Purchaser shall procure that the Seller and its duly authorised agents are (on reasonable notice in writing to the Purchaser) afforded such reasonable access to the books, accounts, personnel, correspondence and documentation of the Group Companies and such other reasonable assistance as the Seller may reasonably require to enable the Seller to exercise its rights and discharge its obligations under Schedule 8 of this Agreement or Clause 5 of the Tax Deed and to comply with its own tax and accounting obligations (or those of the members of the Seller’s Group) or facilitate the management or settlement of its own tax and accounting affairs (or those of the members of the Seller’s Group).

19.2
Subject to Clause 16 and the Anti-Trust Confidentiality Agreement, the Seller shall procure that pending Completion the members of the Clean Team as defined in Clause 4 of the Anti-Trust Confidentiality Agreement are (on reasonable notice in writing to the Seller) afforded such access as is reasonably requested to (i) the books and records of each Group Member (including all statutory books, minute books, leases, contracts, supplier lists and customer lists) provided that, save as otherwise agreed between the Seller and the Purchaser, such access shall occur at premises reasonably selected by the Seller and the taking of copies shall be prohibited, and (ii) the management of, each Group Member.

20	Costs

20.1
Except where any Transaction Document provides otherwise, each party shall pay its own costs and expenses in relation to the negotiation, preparation and implementation of any Transaction Document or otherwise incurred in relation to it with a view to the sale and purchase hereunder.

20.2
The Purchaser shall bear the cost of all stamp duty as a result of the transactions contemplated by any Transaction Document. The Purchaser shall be responsible for arranging the payment of such stamp duty.

21	Notices

Any notice or other communication to be given under any Transaction Document shall be in writing, shall be deemed to have been duly served on, given to or made in relation to a party if it is left at, posted by pre-paid airmail/first class/registered post addressed to, or sent by facsimile transmission to the address of that party set out in Schedule 6 or such other address as a party may notify to the other in writing from time to time, and shall if:

(i)	personally delivered, be deemed to have been received at the time of delivery;

(ii)
posted to an inland address in the United Kingdom, be deemed to have been received on the second Business Day after the date of posting and, if posted to an overseas address, be deemed to have been received on the fifth Business Day after the date of posting; or

(iii)
sent by facsimile transmission, be deemed to have been received upon receipt by the sender of a facsimile transmission report (or other appropriate evidence) that the facsimile has been transmitted to the addressee, provided that where, in the case of delivery by hand or facsimile transmission, delivery or transmission occurs after 6 p.m. on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9 a.m. on the next following Business Day.

22	Severability and Suspension of Restrictions

22.1
If any provision of any Transaction Document is held to be illegal, invalid or unenforceable in whole or in part, the legality, validity and enforceability of the remaining provisions of such Transaction Document shall not in any way be affected or impaired thereby.

22.2
Without prejudice to Clause 22.1, if the restriction in Clause 15 shall be held void or unenforceable but would be valid if deleted in part or reduced in its application, then that restriction shall apply with such modifications as may be necessary to make it valid and effective.

23	Entire Agreement and Variation

23.1
The Transaction Documents contain the entire agreement and understanding of the parties and supersede all prior agreements, understandings or arrangements between the parties (both oral and written) relating to the subject matter of the Transaction Documents, provided that any confidentiality agreements entered into between the Seller and the Purchaser, its investors and their financiers shall continue in force until Completion.

23.2	Each of the parties acknowledges and agrees that:

23.2.1
it does not enter into the Transaction Documents on the basis of and does not rely, and has not relied, upon any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made, given or agreed to by any person (whether a party to this Agreement or not) except those expressly set out or referred to in the Transaction Documents and that, for the avoidance of doubt, they do rely and have relied on the provisions of this Agreement in entering into the other Transaction Documents to which they are respectively a party;

23.2.2
the only remedy or remedies available in respect of any misrepresentation or untrue statement made to it in the Transaction Documents shall be a claim for breach of contract under the Transaction Documents;

23.2.3
any statutory or common law warranties, representations or conditions that are not expressly set out or referred to in the Transaction Documents and might otherwise be implied in respect of the sale and purchase of the Shares are hereby expressly excluded; and

23.2.4
this Clause 23.2 shall not apply to any statement, representation or warranty made fraudulently or to any provision of the Transaction Documents which was induced by, or otherwise entered into as a result of fraud, for which the remedies shall be all those available under the law governing this Agreement.

23.3
No variation, supplement, deletion or replacement of or from any Transaction Document or any of the terms of any Transaction Document shall be effective unless made in writing and signed by or on behalf of each party thereto.

24 General Provisions

24.1
Any waiver of a breach of any of the terms of any Transaction Document or of any default thereunder shall not be deemed to be a waiver of any subsequent breach or default and shall in no way affect the other terms of such Transaction Document.

24.2
Subject to any other provision of this Agreement to the contrary, the parties acknowledge and agree that damages would not be an adequate remedy for any breach of this Agreement and the remedies of injunction, specific performance and other equitable relief are appropriate for any threatened or actual breach of any such provision and no proof of special damages shall be necessary for the enforcement of the rights under this Agreement.

24.3
If any payment is made by the Seller to the Purchaser or by the Purchaser to the Seller in respect of any claim under this Agreement or under the Tax Deed, the payment shall be made by way of adjustment to the consideration paid by the Purchaser for the Conditional Shares under this Agreement and the consideration shall be deemed to have been reduced or increased (as applicable) by the amount of such payment.

24.4
Except as otherwise expressly provided in any Transaction Document or expressly agreed to by the parties in writing, no failure to exercise and no delay on the part of any party in exercising any right, remedy, power or privilege of that party under any Transaction Document and no course of dealing between the parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

24.5
Except as otherwise expressly provided in any Transaction Document or expressly agreed to by the parties in writing, the rights and remedies provided by the Transaction Documents are cumulative and are not exclusive of any rights or remedies provided by law.

24.6
Any person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

24.7	This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument.

24.8
Each of the parties confirms it has received independent legal advice relating to the matters provided for the Transaction Documents and agrees that the provisions of the Transaction Documents are fair and reasonable.

24.9	Any payment due to be made under this Agreement shall carry interest from the due date for payment until actual payment at a rate per annum of LIBOR plus two per cent.

25	Grossing-up of Indemnity Payments, VAT

25.1	Any payment made under this Agreement pursuant to an indemnity, compensation or reimbursement provision shall be made without any Tax Deduction, unless a Tax Deduction is required by law.

25.2
If a Tax Deduction is required by law to be made by a payor, the amount of the payment due from that payor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

25.3
Where any payment is made under this Agreement pursuant to an indemnity, compensation or reimbursement provision (including, for the avoidance of doubt, Clause 7 or Clause 12) and that sum is subject to a charge to Tax in the hands of the recipient (other than Tax attributable to a payment being properly treated as an adjustment to the

Completion Amount), the sum payable shall be increased to such sum as will ensure that after payment of such Tax (and, other than in relation to a payment under Clause 12, after giving credit for any tax relief available to the recipient in respect of the matter giving rise to the payment) the recipient shall be left with a sum equal to the sum that it would have received in the absence of such a charge to Tax.

25.4
Where any sum constituting an indemnity, compensation or reimbursement to any party to this Agreement (the “Party”) is paid to a person other than the Party but is treated as taxable in the hands of the Party, the payer shall promptly pay to the Party such sum as shall reimburse the Party for all Tax suffered by it in respect of the payment (after giving credit for any tax relief available to the Party in respect of the matter giving rise to the payment).

25.5
Where under the terms of this Agreement one party is liable to indemnify or reimburse another party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other party, subject to that party using all reasonable endeavours to recover such amount of VAT as may be practicable.

25.6	If any payment under this Agreement constitutes the consideration for a taxable supply for VAT purposes, then in addition to that payment the payer shall pay any VAT due.

26	Governing Law and Jurisdiction

26.1	This Agreement shall be governed by, construed and take effect in accordance with the laws of England and Wales.

26.2
The courts of England and Wales shall have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise out of or in connection with this Agreement (including, without limitation, claims for set off or counterclaim) or the legal relationships established by this Agreement.

26.3
The Purchaser hereby irrevocably appoints Law Debenture of Fifth Floor 100 Wood Street, London EC2V 7EX as its agent to accept service of process in England in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Purchaser.

26.4	The Purchaser agrees to inform the Seller in writing of any change of address of such process agent within 28 days of such change.

26.5
If such process agent ceases to be able to act as such or to have an address in England, the Purchaser irrevocably agrees to appoint a new process agent in England acceptable to the Seller and to deliver to the Seller within 14 days a copy of a written acceptance of appointment by the process agent.

26.6	Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

AS WITNESS the hands of the parties or their duly authorised representatives the day and year first above written.

SIGNED by for and on behalf of THE ROYAL BANK OF SCOTLAND GROUP PLC	/s/ illegible

SIGNED by for and on behalf of WILLOW BIDCO LIMITED	/s/ Simon Gray

Schedule 1
The Company

Name of Company:	RoboScot (31) Limited

Registered number:	SC177821

Registered office:	The Gemini Building, 24/25 St Andrew Square, Edinburgh EH2 1AF, Scotland

Date and place of incorporation:	4th August 1997, Scotland

Issued share capital:	£63,000,000 divided into 50,000 ordinary shares of £1 each, 61,950,000 non-voting fixed rate preference shares of £1 each and 1,000,000 non-voting participating preference shares of £1 each

Authorised share capital:	£369,000,000 divided into 50,000 ordinary shares of £1 each, 61,950,000 non-voting fixed rate preference shares of £1 each and 307,000,000 non-voting participating preference shares of £1 each

Registered shareholders and shares held:	The Royal Bank of Scotland Group plc -50,000 issued ordinary shares; 61,950,000 non-voting fixed rate preference shares; and 1,000,000 non-voting participating preference shares

Directors:	Louise Margaret Oddy Haydn Turner Abbott George Lynn

Secretary:	Louise Margaret Oddy

Accounting reference date:	31 December

Auditors:	Deloitte & Touche LLP

Schedule 2
Shares

A	B	C	D	E
Name of Company	Issued Share Capital	Shares Being Sold Subject to the Condition	Shares Being Sold Unconditionally	Seller
RoboScot (31) Limited	£63,000,000 divided into 50,000 ordinary shares of £1 each, 61,950,000 non-voting fixed rate preference shares of £1 each and 1,000,000 non-voting participating preference shares of £1 each.	50,000 ordinary shares 61,950,000 non-voting fixed rate preference shares	1,000,000 non-voting participating preference shares	The Royal Bank of Scotland Group plc

Schedule 3
Completion Arrangements

Part A
Seller’s Obligations

1	On Completion, the Seller shall deliver to the Purchaser:

1.1
transfers by the Seller of the Conditional Shares duly executed by the Seller in favour of the Purchaser or as the Purchaser may direct, accompanied by the relative share certificates (or an express indemnity in a form reasonably satisfactory to the Purchaser in the case of any certificate found to be missing);

1.2
subject to the Purchaser having complied with its obligations under Paragraph 2 of Part B of this Schedule 3, transfers by ATGL of the ATI Shares duly executed by ATGL in favour of the Designated Purchaser or as the Purchaser may direct (the “Transfer”), accompanied by the relative share certificates (or an express indemnity in a form reasonably satisfactory to the Purchaser in the case of any certificate found to be missing);

1.3
(if the Purchaser so requires) an irrevocable power of attorney (in the agreed form) executed by ATGL in favour of the Designated Purchaser to enable the Designated Purchaser (pending registration of the relevant transfers) to exercise all voting and other rights attaching to the ATI Shares held by ATGL and to appoint proxies for this purpose;

1.4	transfers in the agreed form by the Seller of the Zero Coupon Bonds duly executed by the Seller in favour of the Purchaser or as the Purchaser may direct;

1.5
(if the Purchaser so requires) an irrevocable power of attorney (in the agreed form) executed by the Seller in favour of the Purchaser to enable the Purchaser (pending registration of the relevant transfers) to exercise all voting and other rights attaching to the Conditional Shares held by the Seller and to appoint proxies for this purpose;

1.6	the written resignation of Achim Klüber as managing director of Angel Trains Europa GmbH and Angel Trains Cargo (Locomotives) GmbH to take effect on the date of Completion in the agreed form;

1.7	the written resignations of Gerhard Müller and Martin Dürst as directors of Angel Trains Switzerland AG to take effect on the date of Completion in the agreed form;

1.8	subject to the Purchaser having complied with its obligations under Paragraph 2 of Part B of this Schedule 3, the ATGL SPA, duly executed by ATGL;

1.9
subject to the Purchaser having complied with its obligations under Paragraph 2 of Part B of this Schedule 3, ATGL board minutes authorising ATGL to execute the Transfer and the ATGL SPA (as referred to in paragraph 1.2 and paragraph 1.8 above);

1.10	the Topco Guarantee duly executed by the Seller; and

1.11	the Intercreditor Agreement duly executed by the Seller in its capacity therein as “Vendor”.

2	At Completion, the Seller shall procure that persons nominated by the Purchaser shall be appointed to the board of the Company.

Schedule 3
Completion Arrangements

Part B
Purchaser’s Obligations

1	On Completion the Purchaser shall:

1.1	pay the Completion Amount and the Zero Coupon Bonds Amount by telegraphic transfer for same-day value to a bank account nominated by the Seller;

1.2	deliver to the Seller evidence of due fulfilment of the Condition;

1.3
procure on behalf of the relevant Group Companies the payment of the Debt Repayment Amount by telegraphic transfer for same-day value to the bank account nominated by the Seller in the Debt Repayment Statement;

1.4	deliver to the Seller the Topco Guarantee duly executed by the Purchaser and Willow Topco Limited;

1.5	deliver to the Seller the Intercreditor Agreement duly executed by each of the parties thereto save for the Seller in its capacity therein as “Vendor”; and

1.6	deliver to the Seller the Bridge Loan Agreement duly executed by each of the parties thereto.

2	Prior to Completion the Purchaser shall:

2.1	provide such information and documentation as the directors of the Company and ATGL may require in order to whitewash and authorise the Transfer and the ATGL SPA on or before Completion; and/or

2.2
if such directors are unwilling or unable to (i) whitewash such arrangements and/or (ii) in the case of the directors of ATGL authorise the execution of and/or execute the Transfer and ATGL SPA, nominate other individuals to be directors of such companies (as applicable) immediately prior to Completion and procure that, either together with or in substitution for the existing directors, they whitewash and, in the case of ATGL only, approve such arrangements on or before Completion and, in the case of ATGL only, execute the Transfer and ATGL SPA on Completion (as applicable).

The Seller may impose reasonable requirements on such individuals and the Purchaser in respect of their nomination including, respectively, an obligation to resign if Completion does not occur and an indemnity for any losses that may be suffered by the Seller as a result of their acts and omissions whilst directors.

Schedule 3
Completion Arrangements

Part C
Form of Debt Repayment Statement

1	UK Facilities to be Repaid

Borrower	Type	Principal	Interest	Breakage	Total
		Outstanding	Payable	and Other
Costs

Angel Trains	10 Year Facility from
Limited	RBS dated 28/10/04
Data Room Section:
4.2.1

Angel Trains	1 Year Facility from RBS
Limited	dated 31/03/04
Data Room Section:
4.2.1

The Great	18mth Bridge Facility
Rolling Stock	from RBS dated [Sale
Company	and Leaseback Date]
Limited
Agreed Form
Restructuring Document

Angel Trains	18mth Bridge Facility
Cargo Limited	from RBS dated [Sale
and Leaseback Date]

Agreed Form
Restructuring Document

Angel	364 day facility from RBS
Leasing	dated 01/02/07
Company
Limited	Data Room Section:
4.1.7(A)

TOTAL UK FACILITIES REPAYMENT AMOUNT __________________

2	European Facilities to be Repaid

Borrower	Type	Principal	Interest	Breakage	Total
		Outstanding	Payable	and Other
Costs

Angel Trains	364 day loan from RBS
Europa	plc Frankfurt dated
GmbH	31/03/04
Data Room Section:
4.2.9

Angel Trains	364 day loan from RBS
Cargo	plc Frankfurt dated
(Locomotives)	31/03/04
GmbH
Data Room Section:
4.2.5

Angel Trains	364 day loan from RBS
Switzerland	dated 17/12/07
AG
Data Room Ref: 4.1.9

TOTAL EUROPEAN FACILITIES REPAYMENT AMOUNT __________________

[Details of UK and European Facilities to be updated to include any additional or replacement debt entered into following the date of this Agreement (in accordance with the terms of this Agreement) which is to be repaid on Completion]

3	Debt Repayment Amount

The Seller’s determination of the Debt Repayment Amount is ____________________ [sum of totals from 1 and 2 above].

4	Account Details

The Debt Repayment Amount should be transferred to the following account:

[Account details to be inserted]

SIGNED by for and on behalf of THE ROYAL BANK OF SCOTLAND GROUP PLC

Schedule 4
Seller’s Warranties

1	Incorporation

The Seller is a limited liability company duly organised and validly existing under the laws of its jurisdiction of incorporation. The details set out in Schedule 1 are true and accurate in all respects.

2	Power and Authority

The Seller has the requisite power and authority, and has taken all action necessary, to enter into and to perform its obligations under each Transaction Document to which it is, or contemplated by this Agreement that it will be, a party and such agreements will when executed constitute valid and binding obligations on it in accordance with their terms.

3	No Breach

The execution and delivery of, and the performance of the Seller’s obligations under each Transaction Document to which it is, or contemplated by this Agreement that it will be a party, will not:

(i)	result in a breach of any provision of its memorandum or articles of association; or

(ii)
result in a breach of any laws or regulations in any relevant jurisdiction or any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound and which is material in the context of a Transaction Document to which it is, or contemplated by this Agreement that it will be, a party.

4	No Winding-Up

4.1
The Seller has not taken any action or other steps for its winding-up, liquidation, dissolution, administration, reconstruction or amalgamation or for the appointment of an insolvency official or similar officer of it or of any or all of its assets or revenues.

4.2
Legal proceedings have not been served on the Seller, nor to the best of its knowledge are pending or threatened against it for its winding-up, liquidation, dissolution, administration or reorganisation, nor for the appointment of an insolvency official or similar officer of it or of any or all of its assets or revenues.

5          Ownership

5.1
The Seller is the sole legal owner of the Shares and the Zero Coupon Bonds and has the right to exercise all voting and other rights over all the Shares. The Seller is entitled to transfer or procure the transfer of the full ownership of the Shares and the Zero Coupon Bonds to the Purchaser on the terms set out in this Agreement.

5.2
The Shares constitute the whole of the issued and allotted or, to the extent appropriate, registered, share capital of the Company. All the Shares are fully paid or properly credited as fully paid and there is no liability to pay any additional contributions on the Shares.

5.3
Save that NC Head Office Nominees Limited owns one share in Angel Trains Finance Limited, on trust for the Company, all the issued shares in each Subsidiary of the Company are legally and beneficially owned by Group Members who have the rights to exercise all voting and other rights over the shares free from all Encumbrances. All the shares are fully paid and there is no outstanding liability to pay any additional contributions on them. For the purposes of this warranty, the term “Subsidiary” refers to Angel Trains Group Limited, Angel Trains Limited, Angel Trains Finance Limited, The Great Rolling Stock Company Limited, Angel Trains Cargo Limited, Locomotion Capital Limited, Train Finance 1 plc, Angel Locomotive Leasing Limited, Angel Trains Consulting Limited, Angel Finance Holding Limited, Angel Train Contracts Limited, Angel Leasing Company Limited, West Coast Train Finance plc, Angel Trains International Limited, Angel Trains Cargo (Locomotives) Limited, Angel Trains Sverige AB, Angel Trains Switzerland AG, Angel Trains Europa GmbH, Angel Trains Polska sp.z.o.o., Angel Trains Italia S.R.L., Angel Trains Cargo (Locomotives) NV, Angel Trains Cargo (Locomotives) GmbH, Locomotion Capital (UK) Limited and Angel Trains Espana S.A..

5.4	No person has the right (exercisable now or in the future and whether contingent or not) to call for the allotment or issue of any share or loan capital in any Group Member.

6          Ownership of the EU Business

6.1	In respect of ATGL:

6.1.1
The Company is the sole legal and beneficial owner of the shares in issue in the share capital of ATGL (“ATGL Shares”) free from all Encumbrances and has the right to exercise all voting and other rights over the ATGL Shares.

6.1.2
The ATGL Shares constitute the whole of the issued and allotted or, to the extent appropriate, registered, share capital of ATGL. All of the ATGL Shares are fully paid or properly credited as fully paid and there is no liability to pay any additional contributions on the ATGL Shares.

6.1.3	No person has the right (exercisable now or in the future and whether contingent or not) to call for the allotment or issue of any share or loan capital in ATGL.

6.2	In respect of ATI:

6.2.1
ATGL is the sole legal and beneficial owner of the shares in issue in the share capital of ATI (“ATI Shares”) free from all Encumbrances and has the right to exercise all voting and other rights over the ATI Shares. ATGL is entitled to transfer or procure the transfer of the full ownership of the ATI Shares to a Designated Purchaser pursuant to the ATGL SPA.

6.2.2
The ATI Shares constitute the whole of the issued and allotted or, to the extent appropriate, registered, share capital of ATI. All of the ATI Shares are fully paid or properly credited as fully paid and there is no liability to pay any additional contributions on the ATI Shares.

6.2.3	No person has the right (exercisable now or in the future and whether contingent or not) to call for the allotment or issue of any share or loan capital in ATI.

6.3	In respect of the EU Group and the EU Business:

6.3.1
ATI is the sole legal and beneficial owner (directly or indirectly through other members of the EU Group) of the shares in issue in the share capital of each member of the EU Group (the “EU Shares”) free from all Encumbrances and has the right (either directly or through other members of the EU Group) to exercise all voting and other rights over the EU Shares.

6.3.2	The EU Shares constitute the whole of the issued and allotted or, to the extent appropriate, registered, share capital of the members of the EU Group. All EU

Shares are fully paid or properly credited as fully paid and there is no liability to pay any additional contributions on the EU Shares.

6.3.3	No person has the right (exercisable now or in the future and whether contingent or not) to call for the allotment or issue of any share or loan capital in any member of the EU Group.

7	Status of Restructuring Documents

7.1.1
Each copy of a Restructuring Document delivered to the Purchaser is true and complete and has been executed by the relevant Group Members and members of the Seller’s Group and, as far as the Seller is aware, the relevant third parties.

7.1.2
No Group Member is a party to any agreement, or arrangements which terminate, vary, supplement or amend the Restructuring Documents other than in the case of any supplement in accordance with any procedure set out in the relevant Restructuring Document.

7.1.3
Both (i) the sale and leaseback of certain UK rolling stock assets between ATL and Angel Leasing Company Limited and The Great Rolling Stock Company Limited, and (ii) the sale of certain EU rolling stock assets by ATL, Angel Trains International Limited and Locomotion Capital (UK) Limited to Angel Trains Switzerland AG and Angel Trains Cargo (Locomotives) NV, each under the Restructuring Documents, have been effected.

7.1.4	In relation to the Framework Agreement and each Order Book Agreement:

(i)
each agreement is in full force and effect (including all indemnities and covenants from the Seller’s Group thereunder) and no member of the Seller’s Group is disputing the enforceability of any of the provisions thereunder;

(ii)	no right of termination has arisen in favour of any member of the Seller’s Group thereunder or, to the extent any such right has arisen, the right has been or will be waived; and

(iii)
no member of the Seller’s Group will enforce any rights it may have against the Group for breaches of the Group’s obligations thereunder (in each case insofar as such obligation is not financial in nature) occurring prior to Completion (each a “Pre-Completion Breach”) at any time before or after Completion save for if a Pre-Completion Breach is remediable and has been notified by a member of the Seller’s Group to the Purchaser on or before Completion and such breach has not been remedied by the Purchaser’s Group or the Group within 60 days after Completion. Any Pre-Completion Breach that is not remediable has been or will be waived.

Schedule 5
Purchaser’s Warranties
Part 1: Purchaser Warranties

1	Incorporation

The Purchaser is a limited liability company duly organised and validly existing under the laws of its jurisdiction of incorporation.

2	Power and Authority

The Purchaser has the requisite power and authority, and has taken all action necessary, to enter into and to perform its obligations under each Transaction Document to which it is, or contemplated by this Agreement that it will be, a party and such agreements will when executed constitute valid and binding obligations on it in accordance with their terms.

3	No Breach

The execution and delivery of, and the performance of the Purchaser’s obligations under each Transaction Document to which it is, or contemplated by this Agreement that it will be a party, will not:

(i)	result in a breach of any provision of its memorandum or articles of association;

(ii)
result in a breach of any laws or regulations in any relevant jurisdiction or any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound and which is material in the context of a Transaction Document to which it is, or contemplated by this Agreement that it will be a party; or

(iii)
subject to Clause 5, require it to obtain any consent or approval of, or give any notice to or make any registration with, any government or other authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked.

4	No Winding-Up

4.1
The Purchaser has not taken any action or other steps for its winding-up, liquidation, dissolution, administration, reconstruction or amalgamation or for the appointment of an insolvency official or similar officer of it or of any or all of its assets or revenues.

4.2
Legal proceedings have not been served on the Purchaser, nor to the best of its knowledge are pending or threatened against it for its winding-up, liquidation, dissolution, administration or reorganisation, nor for the appointment of an insolvency official or similar officer of it or of any or all of its assets or revenues.

5	Principal

The Purchaser is acting as principal and not as agent or broker for any other person except as set out in paragraph 6 below.

6	Interests in Purchaser

6.1
The issued share capital of the Purchaser comprises 100,000 non-voting participating preference shares (PPS) and 12,360 ordinary shares (Ords). The PPS are owned by a charitable trust and the Ords are indirectly wholly owned by Willow Topco Limited, whose shareholders are STC Funds Nominee Pty Ltd, Farm Plan Pty Ltd, Statewide Superannuation Pty Ltd and companies wholly-owned by either AMP Capital Investors (Luxembourg No 1) S.àr.l or Babcock & Brown European Infrastructure Fund L.P.

6.2
The Designated Purchaser is an indirect wholly owned subsidiary of Willow (Malta) Holdco 1 Limited, whose shareholders are companies wholly owned by Babcock & Brown European Infrastructure Fund L.P, AMP Capital Investors (Luxembourg No 1) S.àr.l or Deutsche Bank AG.

7	U.S. Securities Laws

The Purchaser is either:

(i)	outside the United States, and acquiring the Shares in a transaction meeting the requirements of Regulation S under the U.S. Securities Act of 1933 (the “Securities Act”); or

(ii)
an institution that is an accredited investor as defined in Rule 501 under the Securities Act (an “IAI”), acquiring the Shares for its own account or for the account of an IAI, and it is aware, and each beneficial owner of the Shares has been advised, that the offer and sale of the Shares is being made in reliance on an exemption from the registration requirements of the Securities Act, and it understands that resales of the Shares may only be made (a) in accordance with applicable securities laws to a person that it and any person acting on its behalf reasonably believe is an IAI acquiring for its own account or for the account of an IAI, (b) in an offshore transaction in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act or (c) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), in each case in accordance with any applicable securities laws of any state of the United States.

Part 2: Purchaser Tax Warranties

1
It is the current intention of the Purchaser and the UK Investor Group that the UK Group Members will continue after Completion to be within the charge to UK corporation tax in respect of profits arising from the leasing of the Equipment.

2
The Purchaser and the UK Investor Group have no current intention for Reliefs to be surrendered to any UK Group Member or any member of the Purchaser Group by way of Group Tax Relief from any person that is not a UK Group Member, a member of the Seller’s Group or a member of the Purchaser Group.

3
The Purchaser and the UK Investor Group have no current intention for any UK Group Member or member of the Purchaser Group to enter into, after Completion, any transactions or arrangements which would have the result of permanently avoiding or achieving a material further deferral of the payment of all or a material part of the tax, in aggregate, that is reflected in the UK Group’s deferred tax provision as at Completion (a “Tax Avoidance Transaction”), PROVIDED THAT, for the avoidance of doubt, none of the following shall be regarded as a Tax Avoidance Transaction for the purposes of Clause 11:

(i)	any transaction or arrangement entered into in the ordinary course of business of the UK Group as carried on by such companies prior to Completion; or

(ii)	any transaction or arrangement entered into pursuant to a legally binding commitment created by the Seller or a UK Group Member prior to Completion; or

(iii)
any transaction or arrangement entered into for the sole or main purpose of restructuring the UK Group’s arrangements with EWS in relation to the EWS Fleet (in each case as defined in Schedule 10 to this Agreement ) in a manner contemplated by Paragraph 1 of Schedule 10 of this Agreement; or

(iv)
the incurring of expenditure on rolling stock or other plant and machinery for use in the UK Group’s business in the ordinary course of business of the relevant companies as carried on by the UK Group at Completion (and, for the avoidance of doubt the amount of the expenditure shall not cause it to be regarded as being outside the ordinary course for these purposes); or

(v)
the refinancing (whether by way of increased third party debt or otherwise) of the external financing (including the Equity) of the UK Group and/or the Purchaser Group, provided that such refinancing does not form part of any arrangements which are Notifiable Arrangements.

4
The current expectation of the Purchaser is that the UK Group will make UK corporation tax payments of between £12 million and £40 million in respect of each Accounting Period ending after Completion (assuming no change in the accounting reference date of any UK Group Member) other than in respect of the first Accounting Period ending after Completion, and subject to (a) the consequences of any third party transactions or arrangements which may be entered into and are referred to in 3(i) to (v) and (b) the consequences of the expense arising under paragraph 33, Schedule 10 Finance Act 2006 in respect of LOLP.

5	The current intention of the Purchaser and the UK Investor Group is that no person will advance any loans to the Purchaser Group for the purposes of financing the acquisition of the Company or to any UK Group Member in connection with refinancing existing indebtedness as at the date of the acquisition other than:

(i)
independent third party banks and/or financial institutions (including mezzanine debt funds unconnected with the Purchaser or any member of the UK Investor Group) and for the avoidance of doubt EDC (Export Development Canada) shall be regarded as a financial institution for these purposes; or

(ii)	any member of the Purchaser Group; or

(iii)	to the extent of the Shareholder Loans, any member of the UK Investor Group; or

(iv)	the Designated Purchaser pursuant to the Bridge Loan Agreement.

6
The current intention of the Purchaser Group is that it will finance the acquisition of the Company from the Seller by means of the Equity and the Interest-Bearing Loans and, as at Completion, the Interest-Bearing Loans will account for approximately 80% of the Total Acquisition Financing.

Schedule 6
Notices

Seller

Address:	135 Bishopsgate London EC2M 3UR

Fax Number:	+44 (0)20 7085 2258

Marked for the attention of:	Chief Administrative Officer, Royal Bank of Scotland Asset and Portfolio Management

Purchaser

Address:	First Floor, 27 Hill Street St Helier, Jersey JE2 4UA Channel Islands

Fax Number:	+44 1534 515516

Marked for the attention of:	Soditic Secretaries Limited

Copy to:	BBEIF General Partner Ltd Second Floor, 4, rue Alphonse Weicker, Kirchberg L-2721, Luxembourg

Fax Number:	+352 26 75 41 05

Marked for the attention of:	Mark Hatherly

Schedule 7
Conduct of Business before Completion

The acts and matters referred to in Clause 6.1 are set out as follows.

Each Group Member:

1
shall not enter into, materially amend or terminate any contract or arrangement having a value or involving or likely to involve expenditure of any kind in excess of £5,000,000 per annum, nor incur, commit to or expend capital expenditure which is in aggregate in excess of £5,000,000 per annum (pro rated);

2	shall not acquire or agree to acquire or dispose of any share, shares or other interest in any company, partnership or other venture;

3	shall not incur any additional borrowings or incur any other indebtedness other than in the ordinary course of business;

4	shall not create, allot or issue any share capital or loan capital of any Group Member or any option to subscribe for the same;

5	shall not repay, redeem or repurchase any share capital or loan capital of any Group Member;

6	shall not, save as required by law:

6.1.1
make any material amendment to the terms and conditions of employment (including, without limitation, remuneration, pension entitlements and other benefits) of any Senior Employee (other than minor increases in the ordinary course of business which the Seller shall notify to the Purchaser as soon as reasonably possible);

6.1.2	provide or agree to provide any gratuitous payment or benefit to any such person or any of his dependants;

6.1.3	dismiss any Senior Employee other than for good cause; or

6.1.4	except as disclosed to the Purchaser prior to the date of this Agreement, engage or appoint any additional Senior Employee;

7
shall not in respect of any employees of ATL discontinue or amend any Pension Scheme to any material extent or commence to wind it up or terminate it or cause it to cease to admit new members except to the extent disclosed to the Purchaser;

8	shall not in respect of any employees of ATL pay any benefits under any Pension Scheme other than in accordance with the terms of the documents governing the Pension Scheme;

9	shall not make any change to its accounting practices or policies or amend its memorandum or articles of association;

10	shall not in any material respect alter the corporate structure of the Group or the ownership of rolling stock by any individual Group Member or discontinue any part of the business of the Group;

11	shall not give any guarantee, indemnity or other agreement to secure an obligation of a third party;

12	shall not take any action which is inconsistent with the provisions of this Agreement or any Transaction Document or any Restructuring Document;

13
shall not terminate, vary, supplement or amend the Restructuring Documents or enter into other agreements or arrangements between the parties to the Restructuring Documents which has the effect of terminating, varying, supplementing or amending the Restructuring Documents other than in the case of any supplement in accordance with any procedure set out in the relevant Restructuring Document;

14	that is a UK Group Member shall not incur any further Euro denominated borrowings other than interest and other costs on existing borrowings;

15	that is an EU Group Member shall not incur any further Sterling denominated borrowings other than interest and other costs on existing borrowings;

16	shall not undertake any material step to effect the renegotiation or restructuring of the EWS Lease and/or EWS Option;

17	shall not undertake any material step with a view to entering into an agreement to lease Additional and Existing Pendolino Stock; and

18	shall not finally agree or settle any liability to Tax with HMRC other than:

(i)
to the extent provision or reserve for such Tax was taken into account in preparing the Accounts or was reflected in the tax computations provided to the Purchaser prior to the date of this Agreement; or

(ii)	in relation to any matter for which the Seller could be liable for a claim under the Tax Deed,

PROVIDED THAT nothing in this clause shall prevent the payment of or accounting for Tax by any Group Member (including any payment made to the representative member of the Group Payment Arrangement or payment to a member of the Seller's Group in respect of Group Relief to a member of the Seller's Group, in each case, as permitted by this Agreement) which may become due and payable prior to Completion in the ordinary and routine course other than pursuant to a final agreement or settlement of Tax not otherwise permitted by this Clause.

The Seller shall procure that the Purchaser is provided with copies of all written correspondence with HMRC relating to the tax affairs of the Group Members and shall consider any reasonable views or comments the Purchaser may have on such correspondence.

Defined terms used in paragraphs 16 and 17 shall have the meanings set out in Schedule 10.

Schedule 8
Tax Arrangements

1	Definitions

The following definitions shall apply to this Schedule:

“Accounts” means the latest audited accounts of the relevant Group Member;

“Degrouping Election” means an election under Section 179A TCGA or Paragraph 66 Schedule 29 Finance Act 2002;

“Degrouping Taxation” means any Taxation arising as a result of the clawback of an earlier Relief, deferral or saving of Taxation enjoyed by the Seller’s Group or a Group Member where such clawback arises as a result of any Group Member ceasing to be a member of a group or consortium or other association for Tax purposes with the Seller;

“Group Payment Arrangement” means an arrangement entered into pursuant to Section 36 of the Finance Act 1998;

“Group Tax Relief” means any right to reallocate Taxation and Reliefs between members of a group or consortium or other association for Taxation purposes including by way of (i) the surrender of losses, (ii) the surrender of tax refunds, (iii) the surrender of relievable tax, (iv) the ability to reallocate a profit, gain or loss for tax purposes, (v) the ability to reallocate Degrouping Taxation, (vi) the ability to rollover a gain on the assets of one member into the cost (for Tax purposes) of the assets of another, (vii) the ability to reallocate any liability to settle Tax, (viii) the ability to disregard entities for Tax purposes with the consequence that the Tax liability falls on a different entity or (ix) the ability to transfer any other Relief between members of a group or consortium or other association for Taxation purposes, whether in the United Kingdom or any other jurisdiction;

“HMRC” means Her Majesty’s Revenue and Customs;

“Purchaser’s Group” has the meaning given to it in the Tax Deed;

“Relief” includes any relief, loss, allowance, exemption, set-off, deduction or credit in computing or against profits or Taxation;

“Relevant Period” means any period of a Group Member in respect of which the Seller could be liable under Clause 2.1.3 or 2.1.4 of the Tax Deed;

“Seller’s Group” has the meaning given to it in the Tax Deed;

“Straddle Period” means any period of a Group Member beginning before but ending after Completion; and

“Transaction” includes any transaction, circumstance, act, event or omission of whatever nature and includes, without limitation, any change in the residence of any person for the purposes of any Taxation and any change in accounting reference date.

2          Tax Administration etc.

2.1	Subject to and in accordance with the provisions of this paragraph 2 and of Clause 5 of the Tax Deed, the Purchaser or its duly authorised agents shall, at the Purchaser’s cost:

2.1.1	prepare, submit and deal with (or procure the preparation and submission of and dealing with) all computations and returns relating to Taxation;

2.1.2
prepare, submit and deal with (or procure the preparation and submission of and dealing with) all claims, elections, surrenders, disclaimers, notices and consents for Taxation purposes (together with the documents referred to in paragraph 2.1.1, “Tax Documents”); and

2.1.3	deal with all other matters which relate to Taxation including, without limitation, any correspondence, enquiry, dispute, negotiation or settlement involving HMRC,

in respect of all periods relevant for Taxation purposes of each Group Member ending on or before Completion (including, for the avoidance of doubt, any accounting period which began before Completion but is deemed to end by virtue of paragraph 3(2) of Schedule 10, Finance Act 2006) (“Pre-Completion Accounting Periods”) and the Straddle Period.

2.2
The Purchaser will make, for Pre-Completion Accounting Periods and the Straddle Period, any claims, elections, surrenders, disclaimers, notices or consents in respect of each Group Member that have been assumed in the Accounts or the notes to the Accounts to be made by any Group Member and that have been identified in writing to the Purchaser prior to entering into this Agreement.

2.3
Subject to paragraph 2.15 below, the Seller hereby agrees to cancel any existing authority held by any employee or agent of or adviser to the Seller to sign Tax Documents on behalf of any Group Member with effect from Completion.

2.4	The Purchaser shall procure that:

2.4.1
the Seller is kept fully informed of the progress of all matters relating to the tax affairs of the Group Companies in relation to the Pre-Completion Accounting Periods, the Straddle Period and each Relevant Period;

2.4.2	the Seller receives copies of, or extracts from, all written correspondence to, or from, HMRC insofar as it is relevant to the matters referred to in paragraph 2.1 above; and

2.4.3	the Seller receives drafts of all Tax Documents which are to be submitted under paragraph 2.1 above, such drafts to be received no later than twenty five (25) Business Days before their submission, in each case to the extent that the relevant matter, written correspondence or Tax Document (as the case may be) relates directly or indirectly to any matter for which the Seller could be liable under Clause 2 of the Tax Deed or, so far as the Purchaser is, or ought reasonably to be, aware, relates to the tax affairs of the Seller or any member of the Seller’s Group, including without limitation where such matter relates to any Group Tax Relief or the Group Payment Arrangement.

2.5	The Purchaser shall procure that:

2.5.1
in relation to matters which, so far as the Purchaser is, or ought reasonably to be, aware, may affect the Seller’s liability to Taxation or the liability to Taxation of any member of the Seller’s Group (as described above), the Seller is consulted fully in relation to the matters referred to in paragraph 2.1 above and all reasonable written comments of the Seller are taken into account in relation to such matters, provided that the Seller’s comments are received by the Purchaser or its authorised agent no later than ten (10) Business Days before the date on which any relevant Tax Document is required to be submitted; and

2.5.2
in relation to matters which may affect the Seller’s liability under Clause 2 of the Tax Deed and for which the Seller does not have responsibility under clause 5 of the Tax Deed, the Seller is consulted fully in relation to the matters referred to in paragraph 2.1 above and all proper and lawful written comments of the Seller are taken into account without amendment in relation to such matters, provided the Seller’s comments are received by the Purchaser or its authorised agent no later than ten (10) Business Days before the date on which any relevant Tax Document is required to be submitted.

2.6
The Purchaser agrees to devote reasonable resources to dealing with the Taxation affairs of the Group Companies in relation to the Pre-Completion Accounting Periods, the Straddle Period and each Relevant Period, and shall use reasonable endeavours to ensure that they are finalised as soon as reasonably practicable. The Purchaser shall ensure that all Tax Documents are true and accurate in all respects and are not misleading.

2.7
For the avoidance of doubt Clause 19 (Access) of the Agreement shall apply in respect of the exercise by the Seller of its rights and discharge by the Seller of its obligations under this Schedule 8 and the Tax Deed.

2.8
The Purchaser shall procure that to the extent possible each Group Member surrenders its losses by way of Group Tax Relief to any member of the Seller's Group as the Seller may reasonably specify and claim in respect of any Pre-Completion Accounting Period or the Straddle Period. The Purchaser shall procure that the relevant Group Member shall take without delay (and in any event within any applicable statutory time limit) all such steps as may reasonably be required by the Seller to effect any Group Tax Relief.

2.9
If the Seller requires and to the extent that a Group Member has taxable profits, the Seller’s Group shall be entitled to surrender Reliefs to the Group Members by way of Group Tax Relief. The Purchaser shall procure that the relevant Group Member shall take without delay (and in any event within the applicable time limit) all such steps as may reasonably be required by the Seller’s Group to effect such surrender.

2.10
If the Seller becomes liable to make any payment under Clause 2.1 of the Tax Deed, the Seller may, at its option and wholly or partly instead of making a payment under Clause 2.1 of the Tax Deed and without any cost to the Purchaser or any Group Member, make or procure the making of any claim, election, surrender, disclaimer, notice or consent in relation to any Group Tax Relief in order to eliminate, reduce or otherwise compensate for the liability to make the payment of Taxation which has given rise to the claim. The Purchaser shall procure that the relevant Group Member shall take without delay (and in any event within any applicable statutory time limit) all such steps as may reasonably be required by the Seller to effect any such Group Tax Relief.

2.11
Neither the Purchaser nor a Group Member shall be required to make any surrender where the Purchaser or a Group Member reasonably considers that the losses are not available to be surrendered under any tax legislation governing such surrenders or cannot lawfully be surrendered.

2.12
The Seller shall, or shall procure that the relevant member of the Seller's Group shall, pay for the losses surrendered under paragraph 2.8 at the rate of corporation tax applicable for the accounting period in which the surrendered losses arose.

2.13	The Purchaser shall, or shall procure that the relevant member of the Group shall, pay for the losses surrendered under paragraph 2.9 an amount equal to the amount of corporation tax saved by the relevant member of the Group as a result of the surrender (and in determining the amount of the corporation tax saved it shall be assumed that the Group has used all available Reliefs in priority to the losses surrendered under paragraph 2.9). The Seller and the Purchaser shall consider in good faith the most appropriate way in which to make such payments at the time of making such payments.

2.14	No payment shall be made for any surrender of losses pursuant to paragraph 2.10 above.

2.15
Each Group Member authorises Iain Crawford, Jonathan Butterworth and such other employees as the Seller shall notify the Purchaser to allocate its tax losses by way of Group Tax Relief in accordance with paragraph 2.8, 2.9 or 2.10 to the Seller or members of the Seller's Group and sign such claims and surrenders as are necessary in accordance with normal procedures agreed between the Seller and HMRC relating to such Group Member and Group Tax Relief and it is intended that such authorised persons shall be taken to have implied authority in respect of such matters for the purpose of Section 108 of the Taxes Management Act 1970.

2.16
If any surrender of Group Tax Relief has been made by any Group Member to any member of the Seller’s Group and a payment has been made by a member of the Seller’s Group in respect of that Group Tax Relief (whether pursuant to paragraph 2.12 or otherwise) and the surrender to which the payment relates is subsequently determined to be unavailable or is otherwise invalid or ineffective to any extent, then the payment so made (or so much of it as relates to such part of the surrender found to be unavailable, invalid or ineffective) shall be refunded as soon as practicable thereafter, provided that no refund shall be required to be made under this paragraph 2.16 to the extent that (i) the payment for the Group Tax Relief was taken into account in preparing the Accounts and (ii) such refund would leave the Purchaser’s Group or a Group Member in a worse position than it would have been in had the relevant surrender been permitted in full.

2.17
If any surrender of Group Tax Relief has been made by any member of the Seller’s Group to any Group Member and a payment has been made by a Group Member in respect of that Group Tax Relief (whether pursuant to paragraph 2.13 or otherwise) and the surrender to which the payment relates is subsequently determined to be unavailable or is otherwise invalid or ineffective to any extent, then the payment so made (or so much of it as relates to such part of the surrender found to be unavailable, invalid or ineffective) shall be refunded as soon as practicable thereafter.

2.18
The Purchaser shall procure that no voluntary action is taken by any Group Member or any other member of the Purchaser’s Group after Completion (whether by disclaiming any Relief, withdrawing or revoking any claim or consent or otherwise) which would or is likely either to prejudice or reduce the availability of any Group Tax Relief surrendered or to be surrendered to any member of the Seller’s Group pursuant to paragraph 2.9.

2.19
If the Seller so requests, and the Purchaser, having considered such request in good faith, agrees, the Purchaser shall take all reasonable steps to procure that, to the extent permissible by law, any Group Member to which a gain, loss or part thereof accrues as a result of the Group Member ceasing to be a member of the Seller’s Chargeable Gains or Intangibles group enters into a Degrouping Election with a member of the Seller’s Group within the applicable statutory time limit. The Purchaser shall procure that the Group Member concerned pays to the relevant member of the Seller’s Group a sum equal to the amount of Degrouping Taxation from which the Group Member concerned has been relieved by virtue of the Degrouping Election or such other amount as is agreed between the Seller and the Purchaser.

2.20
If Taxation is imposed on any Transaction to which any member of the Seller’s Group and any Group Member are party on any basis other than by reference to the actual economic terms of the Transaction such that one party (the “Advantaged Person”) suffers a liability to Taxation which is greater than they would otherwise have suffered had the Taxation been calculated by reference to the actual economic terms of the Transaction:

2.20.1
the parties shall (and shall procure that the relevant members of the Seller’s Group, the Purchaser’s Group or the Group Companies shall) cooperate and make all such claims and elections as may be necessary to ensure that, to the extent possible, the party who does not suffer the increased liability to Taxation (the “Disadvantaged Person”) is able to claim corresponding adjustments in respect of the increased Taxation suffered by the Advantaged Person; and

2.20.2
the Disadvantaged Person shall make balancing payments to the Advantaged Person equal to the amount of additional Taxation actually saved by the Disadvantaged Person as a result of the corresponding adjustments, or shall surrender to the Advantaged Person losses of the same amount as the corresponding adjustments, and the Purchaser shall procure that where a Group Member is the Disadvantaged Person and a member of the Seller’s Group is the Advantaged Person, any payment made pursuant to this paragraph 2.20 does not constitute unlawful financial assistance within the meaning of Section 151 of the Companies Act 1985 but if this is not possible the Purchaser shall instead make a payment of the same amount to the Seller by way of additional consideration for the shares.

2.21
The due date for payment under paragraph 2.20 shall be the later of (i) the date falling five (5) Business Days before the latest date on which that additional Taxation may be paid to the relevant Taxation authority without a liability to interest or penalties accruing, and (ii) the date falling five (5) Business Days after service by the Advantaged Person of a notice containing a written demand in respect of the matter for which the Disadvantaged Person is liable.

3          Value Added Tax

3.1
As soon as reasonably practicable after the date of this Agreement, the Seller shall procure that (if one has not already been made) an application shall be made to HMRC pursuant to Section 43B of the VATA 1994 for the exclusion of each Group Member from the bodies treated as members of the same VAT Group as the Seller for the purposes of Section 43 of the VATA 1994 (the “Seller VAT Group”) and for such exclusion to take effect on Completion or, if HMRC do not permit this, at the earliest date following Completion permitted by Section 43B.

3.2
Pending the taking effect of such application and for so long thereafter as may be necessary, each of the Seller and the Purchaser shall procure that such information is provided to the other as may be required to enable the continuing representative member of the Seller VAT Group to make all the returns required of it in respect of the Seller VAT Group.

3.3	When the exclusion takes effect after Completion, the Seller and the Purchaser shall procure that such payments shall be made between such representative member and the

Group Companies as may be appropriate to ensure that the resulting position of each of the companies concerned is as close as possible to the position which would have obtained if such application or applications had taken effect on the date of Completion.

3.4
If for any prescribed accounting period for VAT purposes during which a Group Member is a member of the Seller VAT Group there is an excess of allowable input tax over output tax (as those terms are defined in Section 24 VATA 1994) in respect of supplies (including self supplies) made or deemed to have been made by or to or importations or acquisitions made by such Group Member up to and including Completion, then to the extent such excess was treated as an asset in the Accounts or arises after the Locked Box Date, the Seller shall to the extent not previously paid pay or procure the payment to the Group Member concerned of such excess no later than twenty (20) Business Days after the last day of such accounting period.

3.5
If for any prescribed accounting period for VAT purposes during which a Group Member is a member of the Seller VAT Group there is an excess of output tax over allowable input tax (as those terms are defined in Section 24 VATA 1994) in respect of supplies (including self supplies) made or deemed to have been made by or to or importations or acquisitions made by such Group Member up to and including Completion, then to the extent provision or reserve was made in respect of such excess in the Accounts or arises after the Locked Box Date, the Purchaser shall to the extent not previously paid pay or procure the payment by the Group Member concerned to the Seller of such excess no later than twenty (20) Business Days after the last day of such accounting period.

3.6
The deeming provisions of Section 43(1) VATA 1994 shall be disregarded in determining for the purposes of this paragraph 3 what supplies or acquisitions or importations have been made or are deemed to have been made by or to any person.

3.7
The parties to this Agreement undertake that they will on request promptly supply or procure that there is supplied to the other parties all information, particulars and access to and copies of records reasonably relevant to any liability of the parties under this paragraph 3.

4          Group Payment Arrangement

4.1
The Purchaser shall procure that each Group Company that is a member of the Group Payment Arrangement contributes to the relevant member of the Seller’s Group (the “Nominated Company”) within ten (10) Business Days of written demand therefor an amount equal to any instalment(s) of corporation tax which is to be or has been discharged by the Nominated Company on behalf of the relevant Group Company pursuant to the Group Payment Arrangement (other than to the extent that such contribution was made prior to or on Completion).

4.2
The Seller shall procure that the Nominated Company shall pay to HMRC promptly following receipt thereof (or, if later, when the relevant amount is due and payable to HMRC) an amount equal to any amount contributed to the Nominated Company by a Group Member pursuant to the Group Payment Arrangement (a “Contributed Amount”) and shall procure that the Nominated Company shall promptly apportion to the relevant Group Member each Contributed Amount, such apportionment to be made by reference to the instalment(s) of corporation tax in respect of which the Contributed Amount was paid.

4.3	The Seller shall not, without the Purchaser’s written consent (not to be unreasonably withheld), reapportion any amount previously apportioned to a Group Company pursuant to the Group Payment Arrangement and shall pay, or procure that there is paid, to the relevant Group Company an amount equal to any excess of any amount contributed to the Nominated Company by any Group Company in respect of any instalment(s) of corporation tax over the amount of tax finally apportioned to the Group Company in respect of that instalment(s) (together with interest at 2 per cent above LIBOR from the date of contribution).

5          Secondary Liabilities

5.1
To the extent that the Purchaser, a member of the Purchaser’s Group or a Group Member incurs a liability for Taxation (under Section 767A or 767AA Income and Corporation Taxes Act 1988 (“ICTA”) or otherwise) which is attributable to Taxation which is primarily chargeable on the Seller’s Group, the Seller will indemnify the Purchaser (for itself and as trustee for the relevant member of the Purchaser’s Group or Group Member) in respect of that liability.

5.2
To the extent that a member of the Seller’s Group incurs a liability for Taxation (under Section 767A or 767AA ICTA or otherwise) which is attributable to Taxation which is primarily chargeable on the Purchaser or a Group Member, the Purchaser will indemnify the member of the Seller’s Group in respect of that liability, except where such Taxation is subject to a valid claim by the Purchaser under the Tax Deed which has not been satisfied.

6          Other Matters

6.1
Subject to Clause 6.2 below, the Purchaser undertakes not to take any steps to terminate the arrangements entered into pursuant to the UK Sale and Leaseback Transactions at any time within 12 months of the Completion Date.

6.2
Notwithstanding Clause 6.1 above, the Purchaser may terminate the arrangements entered into pursuant to the UK Sale and Leaseback Transactions provided that such act (a) takes place after the expiry of the 12 month starting on the Completion Date, or (b) is a reasonable and proportionate act to mitigate the effects of a change of law (including a change of Tax law) or of other external circumstance having a material adverse effect on the financial condition, assets, prospects or business of the Group.

6.3	The Purchaser shall procure that the accounting reference dates for the United Kingdom registered entities within the Group are not changed for the period ending 31 March 2008.

Schedule 9
Competition Amount

In this Schedule 9, the following defined terms have the following meanings:

“Act” means the Enterprise Act 2002;

“Adjusted Seller Business Plan” means the Seller Business Plan as adjusted to reflect only the direct or indirect result of the Investigation but assuming that all other conditions and assumptions remain the same;

“Adverse Regulatory Outcome” means any of the following:

(a)
the Competition Commission obtaining undertakings from the Group under section 159 of the Act, or making an order under section 160 or 161 of the Act against the Group, or announcing an intention to seek such undertakings or make such an order, the object or effect of which is prospectively to constrain or otherwise adversely regulate the Groups’ freedom to set Capital Rents and Non-Capital Rents in relation to its GB Rolling Stock Business; or

(b)	any governmental entity announcing its intention to or taking any steps to:

(i)
levy financial penalties, fines, taxes or other charges against the Group (either directly or indirectly) referable wholly or partially to the period prior to the Completion Date in an amount greater than £10 million; or

(ii)
take measures the object or effect of which is prospectively to constrain or otherwise adversely regulate the Groups’ freedom to set Capital Rents and Non- Capital Rents in relation to its GB Rolling Stock Business, in each case resulting from the Rolling Stock Leasing Market Investigation by the Competition Commission pursuant to a reference by the Office of Rail Regulation on 26 April 2007 (the “Investigation”).

“Benign Regulatory Outcome” means the following:

(a)	the Competition Commission does not:

(i)
make any recommendations under section 134(4) of the Act or announce an intention to take or take any actions whatsoever (including but not limited to accepting any undertakings or making any orders), whether prospective or retrospective, the object or effect of which is to constrain or otherwise adversely regulate the Groups’ freedom to set Capital Rents in relation to its GB Rolling Stock Business; and

(ii)
make any recommendations under section 134(4) of the Act or announce an intention to take or take any actions whatsoever (including but not limited to accepting any undertakings or making any orders), whether prospective or retrospective, the object or effect of which is to constrain or otherwise adversely regulate the Group’s freedom to set Non-Capital Rents in relation to its GB Rolling Stock Business other than a requirement for the Group to offer leasing prices including and excluding maintenance; and

(iii)
announce an intention to take or take any action whatsoever (including but not limited to accepting any undertakings or making any orders), the object or effect of which is to constrain or otherwise adversely regulate the Group’s ability to run its business in a manner substantially similar to the manner prior to the Completion Date (including, but not limited to, the ability of the Group to refuse to offer leases except for a requirement to offer fixed and floating interest rate leases); and

(iv)
announce an intention to take or take any action whatsoever (including but not limited to accepting any undertakings or making any orders), the object or effect of which is to levy any fine on the Group in an amount greater than £5 million; and

(b)	no governmental entity has announced its intention to take any action or has taken any steps as described in (a) above; and

(c)	no changes have been recommended or made to the Code of Practice other than a requirement for the Group to offer leasing prices including and excluding maintenance,

in each case resulting from the Investigation.

“Capital Rents” means any rental, hire or other periodic payment for the use or hire of any item of equipment comprised within the GB Rolling Stock Business, but excluding any Non-Capital Rents;

“Code of Practice” means the Group’s latest code of practice published on its website and approved by the Office of Rail Regulation;

“Competition Commission” means the UK Competition Commission;

“Competition Amount” means £30,000,000;

“CC Amount Date” means the later of: (a) six months following the conclusion of the Investigation; and (b) 31 December 2009;

“Expert” means a firm of chartered accountants to be agreed by the Seller and the Purchaser within five Business Days of a notice by one to the other requiring such agreement or failing such agreement to be nominated on the application of either of them by or on behalf of the President for the time being of the Institute of Chartered Accountants in England and Wales;

“GB Rolling Stock Business” means the leasing of rolling stock for franchised passenger services and the supply of related maintenance services in Great Britain by the Group;

“Intermediate Regulatory Outcome Amount” means the aggregate change in the net present value of the Capital Rents and the Non Capital Rents from the GB Rolling Stock Business, expressed as a positive number, as a direct or indirect result of the Investigation, calculated as:

The net present value of the sum of the forecast Capital Rents and Non Capital Rents in the Seller Business Plan for delivered rolling stock assets existing as of the date of this Agreement for each of the first 20 years following Completion under the Seller Business Plan using a discount rate of 10 per cent per annum

Less

The net present value of the sum of the forecast Capital Rents and Non Capital Rents in the Adjusted Seller Business Plan for delivered rolling stock assets existing as of the date of this Agreement for each of the first 20 years following Completion under the Adjusted Seller Business Plan using a discount factor of 10 per cent per annum, either agreed between the parties pursuant to paragraph 5 or determined by the Expert pursuant to paragraph 8;

“Non-Capital Rents” means any maintenance reserve payment and any other rental, hire or other periodic payment of a non-capital nature in respect of any item of equipment comprised within the GB Rolling Stock Business;

“Seller Business Plan” means the business plan model for the GB Rolling Stock Business dated 23 November 2007 prepared by the Seller, which sets out the expected future level of Capital Rents and Non-Capital Rents for the GB Rolling Stock Business.

1.	The Purchaser agrees to take all reasonable steps, and to procure that the Group takes such steps (including but not limited to such steps reasonably requested by the Seller):

(a)	to avoid any Adverse Regulatory Outcome; and

(b)
in the event there being neither an Adverse Regulatory Outcome or a Benign Regulatory Outcome, to reduce the negative impact of the Intermediate Regulatory Outcome Amount on the GB Rolling Stock Business.

2.
If, on the CC Amount Date, a Benign Regulatory Outcome has occurred, the Purchaser shall pay the Competition Amount to the Seller within 20 Business Days less any amounts falling within the scope of paragraph (a) (iv) of the definition of Benign Regulatory Outcome.

3.	If, on the CC Amount Date, any Adverse Regulatory Outcome has occurred, the Purchaser shall have no liability to pay any amount to the Seller.

4.
If, on the CC Amount Date, neither a Benign Regulatory Outcome nor any Adverse Regulatory Outcome has occurred, the Purchaser shall deliver to the Seller a draft calculation of the Intermediate Regulatory Outcome Amount within 10 Business Days (Draft Delivery Date).

5.
If, within 20 Business Days of the Draft Delivery Date, the Seller and Purchaser reach agreement on the value of the Intermediate Regulatory Outcome Amount (Agreement Date), the Purchaser shall pay an amount equal to the Competition Amount minus the Intermediate Regulatory Outcome Amount less the amount of any fine levied on the Group by a government entity, agreed between the parties to the Seller within 20 Business Days of the Agreement Date. For the avoidance of doubt, the amount payable under this paragraph 5 shall not be greater than £30,000,000 or lower than £nil.

6.
If the Seller and Purchaser do not reach agreement on the value of the Intermediate Regulatory Outcome Amount within 20 Business Days of the Draft Delivery Date, as set out in Clause 5 above, the Purchaser or the Seller may by notice in writing to the other require that the calculation of the Intermediate Regulatory Outcome Amount be referred for determination by the Expert.

7.
The Expert shall be engaged jointly by the Seller and the Purchaser on such terms as shall be agreed; provided that neither the Seller nor the Purchaser shall unreasonably (having regard, inter alia, to the provisions of this paragraph 7) refuse its agreement to terms proposed by the Expert or by the other party. If the terms of engagement of the Expert have not been settled within 10 Business Days of their identity having been determined (or such longer period as the Seller and the Purchaser may agree) then, unless the Seller or the Purchaser is unreasonably refusing its agreement to those terms, those accountants shall be deemed never to have become the Expert and a new Expert shall be selected in accordance with the provisions of this Schedule 9.

8.	Except to the extent that the Seller and the Purchaser agree otherwise, the Expert shall determine its own procedure but:

(a)	shall determine only the correct Intermediate Regulatory Outcome Amount, in its opinion;

(b)	shall make their determination as soon as is reasonably practicable;

(c)	the procedure of the Expert shall:

(i)	give the Seller and the Purchaser a reasonable opportunity to make written representations to them;

(ii)	require that each of the Seller and the Purchaser supply the other with a copy of any written representations at the same time as they are made to the Expert; and

(iii)	for the avoidance of doubt, the Expert shall not be entitled to determine the scope of their own jurisdiction.

9.	The determination of the Expert shall:

a.	be made in writing and made available for collection by the Seller and the Purchaser at the offices of the Expert at such time as they shall determine; and

b.	unless otherwise agreed by the Seller and the Purchaser include reasons for each relevant determination.

10.
In the case of the determination of the Intermediate Regulatory Outcome Amount by the Expert in accordance with paragraphs 8 and 9 above, the Purchaser shall pay an amount equal to the Competition Amount minus the Intermediate Regulatory Outcome Amount less the amount of any fine levied on the Group by a government entity to the Seller within 20 Business Days of the date of the written determination of the Expert. For the avoidance of doubt, the amount payable under this paragraph 10 shall not be greater than £30,000,000 or lower than £nil and the Purchaser shall have no liability to pay any amount to the Seller under this paragraph 10 where there has been a payment made by the Purchaser pursuant to its obligations under paragraph 5 above.

11.
The Expert shall act as Expert and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the Seller and the Purchaser save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Expert for correction).

12.	The expenses (including VAT) of the Expert shall be borne equally between the Purchaser, on the one hand, and the Seller, on the other.

13.
The Seller and Purchaser shall co-operate with the Expert and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement. In particular the Purchaser shall make available to the Expert all information relating to the Group as the Expert may reasonably request, except where such information is of a commercially sensitive nature.

14.
Nothing in this Schedule shall entitle a party or the Expert access to any information or document which is protected by legal professional privilege or litigation privilege, provided that neither the Seller nor the Purchaser shall be entitled to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

Schedule 10
Additional EWS Consideration and Additional Pendolinos Consideration

1          EWS Option

1.1	If the EWS Lease and the EWS Option are renegotiated or restructured on or before 31 December 2010, such that:

(a)
EWS does not hold an option to purchase the partnership interest held by ATL, either directly or indirectly through a Group Member, in LOLP or an option to purchase, obtain control of or force the disposal by ATL of any of the EWS Fleet;

(b)	a Group Member agrees to lease all or part of the EWS Fleet for a period until at least 1 January 2021, whether or not part of a longer lease;

(c)	the new lease is not a long funding lease as determined in Chapter 6A, Part 2 of the Capital Allowances Act 2001; and

(d)
the Capital Rents payable by EWS for the period up until the earlier of (i) 1 January 2016 and (ii) the date the New Lease is entered into, are not affected and remain at the levels applicable at the time of this Agreement save for any reduction in the Capital Rents which is a direct result of any improvement in the financing terms of the EWS Fleet resulting from a guarantee being provided by Deutsche Bahn.

then the Purchaser shall pay the Additional EWS Consideration to the Seller on the later of the Completion Date and the Clause 1 Date.

1.2
The Purchaser undertakes to use all reasonable endeavours to procure the fulfilment of Clause 1.1 above and undertakes to procure that no step is undertaken which has the principal purpose of causing, and does in fact cause, a reduction in the amount that might otherwise be payable to the Seller under Clause 1. The Purchaser will promptly provide any information reasonably requested by the Seller in respect of the renegotiating or restructuring of the EWS Lease and the EWS Option. Nothing in this paragraph 1.2 shall require the Purchaser to procure the amending of the EWS Lease such that the Capital Rents payable prior to 1 November 2015 would be less than would otherwise be payable under the EWS Lease (such aggregate difference being the “Shortfall Amount”).

1.3	For the purposes of this Clause 1:

“Actual EWS Fleet Rent” means the annual rent in pounds (exclusive of VAT) receivable by the Company under a New Lease;

“Additional EWS Consideration” means an amount equal to the lower of:

a)	£15,000,000 (fifteen million pounds); and

b)	An amount, A, in pounds which shall be not less than zero and which shall be calculated according to the following formula:

A = (B - C)/1,000,000 * D - E

Where:	B shall be the Actual EWS Fleet Rent C shall be the Target EWS Fleet Rent D shall be the EWS Fleet Consideration Factor

E shall be net present value in pounds using a discount rate of 10 per cent. per annum of the Shortfall Amount (if any) calculated as at the Clause 1 Date;

“Capital Rents” means any rental, hire or other periodic payment for the use or hire of any item of equipment comprised within the EWS Fleet, but excluding any Non-Capital Rents;

“Clause 1 Date” means the date twenty Business Days after the execution of binding documentation restructuring the EWS Lease and the EWS Option complying with Clause 1;

“EWS” means English Welsh and Scottish Railway Company Limited;

“EWS Fleet” means the Class 66 and Class 67 trains subject to the terms of the Master Lease Class 66 Agreement and the Master Lease Class 67 Agreement respectively at the time of this Agreement;

“EWS Fleet Consideration Factor” means £5,200,000;

“EWS Lease” means the Master Lease Class 66 Agreement and the Master Lease Class 67 Agreement;

“EWS Option” means, pursuant to the terms of the Option Deed, the option granted to Locomotive 6667 Limited to purchase the interests of ATL in LOLP, exercisable in accordance with the terms of the Option Deed;

“LOLP” means Angel Trains Limited and Angel Locomotive Leasing Limited as partners trading in a partnership under the name of Locomotive Operating Leasing Partnership;

“Master Lease Class 66 Agreement” means the master lease agreement dated 25 August 1998 between LOLP (as lessor) and EWS (as lessee) in respect of Class 66 locomotives, as amended from time to time and as set out in section 2.1.20.1 of the Data Room;

“Master Lease Class 67 Agreement” means the master lease agreement dated 25 August 1998 between LOLP (as lessor) and EWS (as lessee) in respect of Class 67 locomotives, as amended from time to time and as set out in Section 2.1.21.1 of the Data Room;

“New Lease” means all the lease(s) entered into which comply with paragraphs 1.1(b) and (c);

"Non-Capital Rents" means any maintenance reserve payment and any other rental, hire or other periodic payment of a non-capital nature in respect of any item of equipment comprised within the EWS Fleet;

“Option Deed” means the option deed dated 25 August 1998 between ATL, Locomotive 6667 Limited and Angel Locomotive Leasing Limited, as amended from time to time and as set out in section 1.2.11.002 of the Data Room; and

“Target EWS Fleet Rent” means £14,200,000.

2          Pendolinos

2.1	If, on or prior to 31 December 2009, a Group Member has entered into an agreement to lease Additional and Existing Pendolino Stock then, subject to the satisfaction of all of the conditions set out in Clause 2.3, the Purchaser shall pay the Additional Pendolinos Consideration to the Seller on the Clause 2 Date.

2.2	If any of the conditions as set out in Clause 2.3 is not satisfied on or before 31 December 2009 the Purchaser shall be under no further obligation to the Seller under this Clause 2.

2.3	The conditions set out in this Clause 2.3 are as follows:

(a)
the leasing arrangements entered into by a Group Member in respect of the Additional Pendolino Stock generate an Additional Pendolino Lease Factor, which is, for the initial lease period, of not less than the Additional Pendolino Target Lease Factor less 25 basis points; and

(b)
either (i) the Existing Pendolino Stock is re-leased, or (ii) an undertaking pursuant to Section 54, Railways Act 1993 is provided in usual or common form by the Department for Transport for either the Existing Pendolino Stock or the Additional Pendolino Stock, provided that in respect of either (i) or (ii) the arrangement is for a period ending not earlier than 2017; and

(c)	the Existing Pendolino Re-Lease Rate is not less than the Existing Pendolino Target Re-Lease Rate.

2.4
The Purchaser undertakes to use all reasonable endeavours to procure the fulfilment of Clause 2.3 above and undertakes to procure that no step is undertaken which has the principal purpose of causing, and does in fact cause, a reduction in the amount that might otherwise be payable to the Seller under Clause 2. The Purchaser will promptly provide any information reasonably requested by the Seller in respect of Clause 2.

2.5	For the purposes of this Clause 2:

“Additional Pendolinos Consideration” means an amount equal to the lower of:

(a)	£24,000,000 (twenty four million pounds); and

(b)	the greater of zero and the sum of:

(i) an amount A in relation to the re-lease of the Existing Pendolino Stock calculated as follows:

A = (B - C) / 50,000 * D

Where:	B shall be the Existing Pendolino Re-lease Rate C shall be the Existing Pendolino Target Re-lease Rate D shall be the Existing Pendolino Consideration Factor

and

(ii) an amount X, which may be less than zero, in relation to Additional Pendolino Stock calculated as follows:

X = (Y – Z) * 10,000 * W * (K / 1,000,000)

Where:	Y shall be the Additional Pendolino Lease Factor Z shall be the Additional Pendolino Target Lease Factor W shall be the Additional Pendolino Consideration Factor

K shall be the Additional Pendolino Capital Expenditure

“Additional and Existing Pendolino Stock” means the Additional Pendolino Stock and the Existing Pendolino Stock;

“Additional Pendolino Capital Expenditure” means all capital expenditure in pounds relating to the purchasing of the Additional Pendolino Stock, including but not limited to payments to the manufacturer, interest on financing up to the time of delivery, fees and other ancillary costs to the extent capitalised.

“Additional Pendolino Consideration Factor” means in respect of any date the pound sterling amount set out in column 4 of the row in the Target Factors Table that contains the Relevant Swap Rate Range applying to that date.

“Additional Pendolino Lease Factor” means the fraction found by dividing the total annual lease rentals relating to the Additional Pendolino Stock (excluding VAT) by the total Additional Pendolino Capital Expenditure, and then converted into a percentage and expressed as a number.

“Additional Pendolino Stock” means a number of additional class 390 trainsets, (likely to consist of 4 x 9 car trainsets) and up to 112 additional class 390 carriages to supplement the Existing Pendolino Stock;

“Additional Pendolino Target Lease Factor” means in respect of any date the number set out in column 3 of the row containing the Relevant Swap Rate Range applying to that date;

“Clause 2 Date” means the date 20 Business Days after the satisfaction of the conditions in Clause 2.3;

“Existing Pendolino Consideration Factor” means £3,000,000.

“Existing Pendolino Stock” means the 52 class 390 Pendolino trainsets owned by a Group Member and presently leased to Virgin West Coast Trains;

“Existing Pendolino Re-lease Rate” means the monthly rental in £(exclusive of VAT) payable under any leasing arrangement entered into by a Group Member in respect of the Existing Pendolino Stock for the first new lease period after the date of this Agreement.

“Existing Pendolino Target Re-lease Rate” means £5,650,000 per month (exclusive of VAT).

“Relevant Swap Rate” means the mid market 10 year swap rate, calculated as the arithmetical average of the bid and ask rates quoted on Bloomberg ticker reference IRSB17, at the date of entering the lease for the Additional Pendolino Stock.

“Relevant Swap Rate Range” means in respect of any date the range contained in the row in the Target Factors Table in which the rate in column 1 is lower than or equal to the Relevant Swap Rate relating to that date and the rate in column 2 is equal to or higher than the Relevant Swap Rate relating to that date.

“Target Factors Table” means:

Relevant Swap Rate		Z – Additional Pendolino Target Lease Factor (Annual)	W (GBP)
1	2	3	4

Relevant Swap Rate		Z – Additional Pendolino Target Lease Factor (Annual)	W (GBP)
3.50%	3.99%	9.62%	1,000
4.00%	4.49%	9.92%	975
4.50%	4.99%	10.22%	950
5.00%	5.49%	10.53%	925
5.50%	5.99%	10.84%	900
6.00%	6.49%	11.14%	875
6.50%	6.99%	11.45%	850
7.00%	7.49%	11.75%	825
7.50%	7.99%	12.06%	800

The above table is based on the Department for Transport calculating the amortisation of capital cost over 240 months. In the event that this assumption is incorrect then the above table shall be adjusted accordingly.

Schedule 11 RBS Hedging Arrangements Swaps
Reference	Max Notional *	Profile	Rate	End Date	Project	Type	Status	Assets Numbers
D18895586	€89,120,382	Amort.	4.6250%	01/12/2025	Mass Rehein Lippe	Passenger	On Order	E00218 to E00235
D19009912	€159,487,138	Amort.	4.4650%	01/07/2021	SNCB 35 Traxx	Cargo	On Order	L00370 to L00404
D15526604	€21,452,368	Amort.	4.4400%	01/04/2016	TXL Wagon	Wagon	On Order	W00001 to W00180
D18757324	€23,000,000	Bullet	4.3100%	24/10/2013	Cargo 4	Cargo	Delivered
IRS257050.2A &2B	£56,878,475.97**	Amort.	5.295%	1/05/2014	Class 360-Interest Fixing	UK	Delivered
D13232405.2A & 2B	£12,436,373.28 *	Amort.	5.25%	31/10/2013	GNER	UK	Delivered
IRS267985.2A & 2B	£48,697,424.00**	Amort.	5.0975%	1/10/2013	GBP Swap - Northern	UK	Delivered
* from 30/4/08	** from 1/5/08

 FX Trades

Euro Structural (€ NAV) Hedges

Counterparty	Deal date	Buy	Sell	Amount (Buy)	Value date	Spot Rate	Fwd Pts	Outright Rate	Amount (Sell)	Deal Ref	Gain / (Loss)

As at 31 Dec 2007

ATL	20-Dec-07	GBP	EUR	£84,342,560.55	20-Mar-08	1.3912	(0.00400)	1.38720	€117,000,000.00	ATI12/07	New Forward	Trade

Trades post 31 Dec 2007

ATL	20-Mar-08	EUR	GBP	€117,000,000.00	20-Mar-08	1.271240		1.27124	£92,036,122.21	AT01/08	£7,693,561.66	Settle previous

ATL	20-Mar-08	GBP	EUR	£92,046,259.15	28-Mar-08	1.271240	(0.00014)	1.27110	€117,000,000.00	AT01/08	Paid by ATL	Dec. trade New Forward Trade (roll over)

ATL	26-Mar-08	EUR	GBP	€117,000,000.00	28-Mar-08	1.279200		1.27920	£91,463,414.63	AT02/08	£582,844.52	Settle previous

ATI	26-Mar-08	GBP	EUR	£93,187,157.40	26-Jun-08	1.279200	(0.00220)	1.27700	€119,000,000.00	ATI01/08	Received by ATL	March trade New Forward

ATL	28-Mar-08	GBP	EUR	£64,102,564.10		1.279200			€82,000,000.00			Trade (o/s) Repaying I/C Debt

ATL	31-Mar-08	GBP	EUR	£29,947,198.36		1.268900			€38,000,000.00			Repaying I/C Debt

Schedule 12
Agreed Form Documents

Commitment Letters

Leakage Schedule

Press Release

Pro forma Swiss Directors’ Resignation Letters
Pro forma German Director’s Resignation Letters
Transfer Document for Zero Coupon Bonds
Voting Power of Attorney
Topco Guarantee

Intercreditor Agreement

Bridge Loan Agreement

Schedule 13
Restructuring Documents

Part A - Virgin Redemption

No.	Document	Parties
1	ALCL Loan Agreement Amendment Agreement	1. Angel Leasing Company Limited 2. West Coast Train Finance plc 3. Deutsche Trustee Company Limited 4. Deutsche Bank AG 5. Angel Trains Limited
2	Senior Subordinated Loan Agreement Amendment Agreement	1. Angel Leasing Company Limited 2. Deutsche Trustee Company Limited 3. Deutsche Bank AG 4. Angel Trains Limited
3	Amendment and Termination Agreement	1. West Coast Train Finance plc 2. Angel Trains Limited 3. Angel Leasing Company Limited 4. Angel Finance Holding Limited 5. RBS 6. Deutsche Trustee Company Limited 7. Deutsche Bank AG
4 a	Notice of Redemption	-
b	Notice of Pricing	-
5	Loan Facility	1. Angel Leasing Company Limited 2. RBS
6	Prepayment Notice in respect of Senior Loan	1. Angel Leasing Company Limited 2. ATL
7	Prepayment Notice in respect of Junior Loan	1. Angel Leasing Company Limited 2. ATL
8	Debt cancellation deed	1. Angel Leasing Company Limited 2. ATL
9	Intercompany Loan	1. Angel Leasing Company Limited 2. ATL

No.	Document	Parties
10	Notice of Cancellation	1. West Coast Train Finance plc 2. RBS
11	Termination Agreement	1. Angel Trains Limited 2. Angel Leasing Company Limited 3. RBS 4. Deutsche Trustee Company Limited 5. Deutsche Bank AG
12	Deed of Release and Re-assignment	1. Deutsche Trustee Company Limited 2. Angel Leasing Company Limited
13	Deed of Release and Re-assignment	1. Deutsche Trustee Company Limited 2. West Coast Train Finance plc

Part B – UK Sale and Leaseback
No.	Document	Parties
14	Loan Facility	1. The Great Rolling Stock Company Limited 2. RBS
15	Loan Facility	1. The Great Rolling Stock Company Limited 2. RBS
16	Quiet Enjoyment Letter Re: West Coast Trains	1. The Great Rolling Stock Company Limited 2. West Coast Trains Limited
17	Deed of Accession (West Coast Trains)	1. The Great Rolling Stock Company Limited 2. Angel Leasing Company Limited 3. Secretary of State
18	Purchase Agreement	1. The Great Rolling Stock Company Limited 2. Angel Leasing Company Limited
19	Bill of Sale	Angel Leasing Company Limited
20	Deed of Release 001	1. KfW

No.	Document	Parties
2. Angel Trains Limited
21	Deed of Release 002-003-010	1. KfW 2. Angel Trains Limited
22	Deed of Release 004-005	1. KfW 2. Angel Trains Limited
23	Deed of Release 006	1. KfW 2. Angel Trains Limited
24	Deed of Release 007	1. KfW 2. Angel Trains Limited
25	Deed of Release 008-013-014	1. KfW 2. Angel Trains Limited
26	Deed of Release 009	1. KfW 2. Angel Trains Limited
27	Deed of Release 011-012-015	1. KfW 2. Angel Trains Limited
28	Deed of Release 016	1. KfW 2. Angel Trains Limited
29	Fee letter re negotiation of Deed of Release and new mortgage	1. Angel Trains Limited
30	Quiet Enjoyment Letter Re: Stagecoach South Western Trains Limited – MOLA	1. The Great Rolling Stock Company Limited 2. Stagecoach South Western Trains Limited
31	Side letter in respect of Deeds of Accession	1. The Great Rolling Stock Company Limited 2. DfT 3. Scottish Ministers
32	Deed of Accession (First Scotrail OPRAF/ROSCO)	1. The Great Rolling Stock Company Limited 2. Angel Trains Limited 3. Scottish Ministers
33	Deed of Accession (First Greater)	1. The Great Rolling Stock Company Limited

No.	Document	Parties
2. Angel Trains Limited 3. Secretary of State
34	Deed of Accession (Northern Rail)	1. The Great Rolling Stock Company Limited 2. Angel Trains Limited 3. Secretary of State
35	Deed of Accession (Stagecoach)	1. The Great Rolling Stock Company Limited 2. Angel Trains Limited 3. Secretary of State
36	Deed of Accession (London Eastern)	1. The Great Rolling Stock Company Limited 2. Angel Trains Limited 3. Secretary of State
37	Deed of Accession (C2C)	1. The Great Rolling Stock Company Limited 2. Angel Trains Limited 3. Secretary of State
38	Deed of Accession (London & Birmingham Railway, formerly Silverlink)	1. The Great Rolling Stock Company Limited 2. Angel Trains Limited 3. Secretary of State
39	Deed of Accession (Arriva Trains)	1. The Great Rolling Stock Company Limited 2. Angel Trains Limited 3. Secretary of State
40	Deed of Accession (OPRAF/ROSCO)	1. The Great Rolling Stock Company Limited 2. Angel Trains Limited 3. Secretary of State
41	Deed of Accession (Chiltern)	1. The Great Rolling Stock Company Limited 2. Angel Trains Limited 3. Secretary of State

No.	Document	Parties
42	Deed of Accession (Merseyrail)	1. The Great Rolling Stock Company Limited 2. Angel Trains Limited 3. Secretary of State
43	Deed of Accession (London Overland Railway Direct Agreement)	1. The Great Rolling Stock Company Limited 2. Angel Trains Limited 3. Rail for London
44	Purchase Agreement	1. The Great Rolling Stock Company Limited 2. Angel Trains Limited
45	Bill of Sale	Angel Trains Limited
46	Loan Amendment Agreement	1. KfW 2. ATL
47	Mortgage	1. KfW 2. The Great Rolling Stock Company Limited
48	Quiet Enjoyment Letter Re: XC Trains Limited	1. The Great Rolling Stock Company Limited 2. XC Trains Limited
49	Quiet Enjoyment Letter Re: London Eastern Railway – MOLA	1. The Great Rolling Stock Company Limited 2. London Eastern
50	Quiet Enjoyment Letter Re: C2C – MOLA	1. The Great Rolling Stock Company Limited 2. C2C
51	Quiet Enjoyment Letter Re: NXEC Trains Limited	1. The Great Rolling Stock Company Limited 2. NXEC Trains Limited
52	Quiet Enjoyment Letter Re: London & Birmingham Railway Limited - MOLA	1. The Great Rolling Stock Company Limited 2. London & Birmingham Railway Limited
53	Quiet Enjoyment Letter Re: London & Birmingham Railway Limited - OLA	1. The Great Rolling Stock Company Limited 2. London & Birmingham Railway Limited

No.	Document	Parties
Limited
54	Quiet Enjoyment Letter Re: London Eastern Railway –OLA	1. The Great Rolling Stock Company Limited 2. London Eastern
55	Quiet Enjoyment Letter Re: Northern Rail Limited – MOLA	1. The Great Rolling Stock Company Limited 2. Northern Rail Limited
56	Quiet Enjoyment Letter Re: London Overground Operations Limited	1. The Great Rolling Stock Company Limited 2. London Overground Operations Limited
57	Quiet Enjoyment Letter Re: First Greater Western Limited - OLA OLA/FGW/O8-05	1. The Great Rolling Stock Company Limited 2. First Greater Western Limited
58	Quiet Enjoyment Letter Re: First Greater Western Limited OLA/FGW/06-12	1. The Great Rolling Stock Company Limited 2. First Greater Western Limited
59	Quiet Enjoyment Letter Re: First Greater Western Limited – MOLA	1. The Great Rolling Stock Company Limited 2. First Greater Western Limited
60	Quiet Enjoyment Letter Re: First Greater Western Limited -OLA/FGW/06-09	1. The Great Rolling Stock Company Limited 2. First Greater Western Limited
61	Quiet Enjoyment Letter Re: Merseyrail – MOLA	1. The Great Rolling Stock Company Limited 2. Merseyrail
62	Quiet Enjoyment Letter Re: London and South Eastern Railway – MOLA	1. The Great Rolling Stock Company Limited 2. London and South Eastern Railway
63	Quiet Enjoyment Letter Re: First Scotrail Limited – MOLA	1. The Great Rolling Stock Company Limited 2. First Scotrail Limited
64	Quiet Enjoyment Letter Re: East	1. The Great Rolling Stock Company Limited

No.	Document	Parties
	Midlands Trains Limited	Limited 2. East Midlands Trains Limited
65	Quiet Enjoyment Letter Re: New Southern Railway Limited.	1. The Great Rolling Stock Company Limited 2. New Southern Railway Limited
66	Quiet Enjoyment Letter Re: Arriva Trains Wales - OLA - Class 175/0 and 175/1 units	1. The Great Rolling Stock Company Limited 2. Arriva Trains Wales
67	Quiet Enjoyment Letter Re: Arriva Trains Wales - MOLA Class 142, 153, 158 and 175	1. The Great Rolling Stock Company Limited 2. Arriva Trains Wales
68	Quiet Enjoyment Letter Re: The Chiltern Railway Company -MOLA - Class 165	1. The Great Rolling Stock Company Limited 2. The Chiltern Railway Company
69	Quiet Enjoyment Letter Re: First Capital Connect – MOLA	1. The Great Rolling Stock Company Limited 2. First Capital Connect
56a	Quiet Enjoyment Letter Re: Hull Trains - Class 180	1. The Great Rolling Stock Company Limited 2. Hull Trains Company Limited
70	Master Head Lease Agreement	3. The Great Rolling Stock Company Limited 4. Angel Trains Limited
71	76 x Lease Schedules	1. The Great Rolling Stock Company 2. Angel Trains Limited
72	Master Head Lease Agreement	1. The Great Rolling Stock Company Limited 2. Angel Leasing Company Limited
73	Lease Schedule	1. The Great Rolling Stock Company Limited 2. Angel Leasing Company Limited

Part C – Movement of EU Assets out of UK

No.	Document	Parties
1	Purchase Agreement (Alstom) (Danish assets)	1. Angel Trains Switzerland AG 2. Angel Trains Limited 3. Angel Trains International Limited
2	Bill of Sale	Angel Trains Limited
3	Call-Off Notice	1. Angel Trains Switzerland AG 2. Angel Trains Limited 3. Angel Trains International Limited
4	Assignment Agreement (in respect of Lease, Security assignment, Arriva assignment and guarantee - Arriva) (Danish assets)	1. Angel Trains International Limited 2. Angel Trains Limited
5	Assignment Agreement (in respect of Purchase Agreement - Alstom)	1. Angel Trains Switzerland AG 2. Angel Trains Limited
6	Novation of Direct Agreement	1. Angel Trains Switzerland AG 2. Angel Trains Limited 3. Arriva International Trains (Leasing) Limited 4. Alstom LHB GmbH
7	Letter of Notice of Assignment (in respect of Lease - Arriva)	1. Angel Trains International Limited 2. Angel Trains Limited 3. Arriva International Trains (Leasing) Limited
8	Letter of Notice of Assignment (in respect of Purchase Agreement - Arriva)	1. Angel Trains Switzerland AG 2. Angel Trains Limited 3. Alstom LHB GmbH
9	Letter of Notice of Assignment	1. Angel Trains International Limited 2. Angel Trains Limited 3. Busdan 21 Aps
10	Letter of Notice of Assignment (in respect of Guarantee - Arriva)	1. Angel Trains International Limited 2. Angel Trains Limited 3. Arriva Skandinavien a/s
11	Quiet Enjoyment Letter	1. Angel Trains International Limited

No.	Document	Parties
12	Quiet Enjoyment Letter	1. Angel Trains Switzerland AG
13	Debt cancellation deed	1. Angel Trains Switzerland AG 2. Angel Trains International Limited
14	Purchase Agreement	1. Angel Trains Switzerland AG 2. Angel Trains International Limited 3. Angel Trains Europa GmbH
15	2 x Bills of Sale	Angel Trains International Limited
16	3 x Call-Off Notices	1. Angel Trains Switzerland AG 2. Angel Trains International Limited
17	Quiet Enjoyment Letter for DSB	Angel Trains Switzerland AG
18	Purchase Agreement	1. Angel Trains Switzerland AG 2. Locomotion Capital (UK) Limited
19	Bill of Sale	Locomotion Capital (UK) Limited
20	3 x Call-Off Notices	1. Angel Trains Switzerland AG 2. Locomotion Capital (UK) Limited
21	Purchase Agreement	1. Angel Trains Cargo (Locomotives) NV 2. Locomotion Capital (UK) Limited
22	Bill of Sale	Locomotion Capital (UK) Limited
23	2 x Call-Off Notices	1. Angel Trains Cargo (Locomotives) NV 2. Locomotion Capital (UK) Limited
24	Amendment Agreement in respect of Head Lease between LocoCap, Cargo NV and Cargo GmbH for the HGK unit	1. Locomotion Capital (UK) Limited 2. AT Cargo (Locomotives) GmbH 3. AT Cargo (Locomotives) NV
25	Amendment Agreement in respect of Head Lease between LocoCap, Cargo NV and Cargo GmbH for the 1000116 unit)	1. Locomotion Capital (UK) Limited 2. AT Cargo (Locomotives) GmbH 3. AT Cargo (Locomotives) NV
26	Master Head Lease Agreement	1. Angel Trains Switzerland AG 2. Angel Trains International Limited
27	4 x Lease Schedules	1. Angel Trains Switzerland AG 2. Angel Trains International Limited

No.	Document	Parties
28	Master Head Lease Agreement	1. Angel Trains Switzerland AG 2. Locomotion Capital (UK) Limited
29	2 x Lease Schedules	1. Angel Trains Switzerland AG 2. Locomotion Capital (UK) Limited
29a	Lease Schedule	1. Angel Trains Switzerland AG 2. Angel Trains Europa GmbH
30	Deed of Release (in respect of CON 1)	3. Vossloh Espana S.A.U. 4. Vossloh AG 5. Angel Trains Espana S.A.U. 6. Angel Trains Limited 7. Angel Trains International Limited
31	Release Agreement (joint and several liability of ATL – CON 1/A) and CON 1/D	1. ATS 2. ATL 3. Bombardier Transportation GmbH 4. ATIL

Part D – Splitting European Order Book

No.	Document	Parties
1	Purchase Agreement (Assets operated by H.S.A. Beheer N.V.)	1. Angel Trains Cargo (Locomotives) NV 2. RBS Asset Finance Europe Limited
2	Letter requesting consent to Sale and Novation and agreement thereto	1. Angel Trains Cargo (Locomotives) NV 2. H.S.A Beheer N.V.
3	Not Used	Not Used
4	Transfer Certificate	1. RBS Asset Finance Europe Limited 2. Angel Trains Cargo (Locomotives) NV
5	Head Lease (Assets operated by H.S.A. Beheer N.V.)	1. Angel Trains Cargo (Locomotives) NV. 2. RBS Asset Finance Europe Limited

No.	Document	Parties
6	Purchase Agreement (Assets operated by SNCB)	1 Angel Trains Cargo (Locomotives) NV. 2. RBS Asset Finance Europe Limited
7	Head Lease (Assets operated by SNCB)	1. Angel Trains Cargo (Locomotives) NV. 2. RBS Asset Finance Europe Limited
8	Notification of Sale	Angel Trains Cargo (Locomotives) N.V.
9	Order Book Agreement	1. RBS Asset Finance Europe Limited 2. Angel Trains Switzerland AG 3. Angel Trains Limited 4. Angel Trains Cargo (Locomotives) GmbH 5. Angel Trains Europa GmbH
10	Order Book Agreement	1. Bordon Inversiones 2007, S.L. 2. Angel Trains Espana A.S 3. Angel Trains Limited
11	Order Book Agreement	1. RBS Asset Finance Europe Limited 2. Angel Trains Cargo (Locomotives) NV 3. Angel Trains Limited
12	Framework Agreement	1. RBS Asset Finance Europe Limited 2. ATIL
13	Agency Letter	1. Bordon Inversiones 2007, S.L. 2. RBS Asset Finance Europe Limited
14	RBS Guarantee	The Royal Bank of Scotland plc

Part E – Orphan Arrangements

No.	Document	Parties
1	Board Minutes approving: (a) amended articles of association (b) option agreement (c) amendment to zero coupon bond	R31
2	Written resolution	RBS Group plc
3	Zero Coupon Bond Amendment to remove conversion feature	RBS Group plc R31

Schedule 14
EU Business

080521 Schedule 14
(MH) - Reconciles to B

[Pdf incorporated into soft copy of the document to be printed and included in the SPA in place of this page]

Schedule 15
Deferred Amounts

The Purchaser shall, on each of the dates set out in the “Deferred Amount Payment Date” column of the table below (or if such date is not a Business Day, the first Business Day thereafter), pay the corresponding amount in the “Deferred Amount” column to the Seller (each a “Deferred Amount” and collectively the “Deferred Amounts”).

Deferred Amount Payment Date	Deferred Amount (£)

31/03/2009	2,557,078.00
30/09/2009	3,042,922.00
31/03/2010	7,700,000.00
30/09/2010	7,700,000.00
31/03/2011	2,100,000.00
30/09/2011	2,100,000.00
31/03/2012	2,450,000.00
30/09/2012	2,450,000.00
31/03/2013	2,800,000.00
30/09/2013	2,800,000.00
31/03/2014	3,150,000.00
30/09/2014	3,150,000.00
31/03/2015	4,900,000.00
30/09/2015	4,900,000.00
Total	51,800,000

AGREED FORM SWISS LETTERS OF RESIGNATION

An den Präsidenten des Verwaltungsrats
Angel Trains Switzerland AG
Bergstr. 107
8032 Zürich

Betrifft: Rücktritt aus dem Verwaltungsrat

Der Unterzeichnende erklärt hiermit seinen Rücktritt aus dem Verwaltungsrat der Angel Trains
Switzerland AG mit Sitz in Zürich mit sofortiger Wirkung.

Zürich, den ___________________

_________________________________
Martin Dürst

An den Präsidenten des Verwaltungsrats
Angel Trains Switzerland AG
Bergstr. 107
8032 Zürich

Betrifft: Rücktritt aus dem Verwaltungsrat

Der Unterzeichnende erklärt hiermit seinen Rücktritt aus dem Verwaltungsrat der Angel Trains
Switzerland AG mit Sitz in Zürich
mit sofortiger Wirkung.

Zürich, den ___________________

_________________________________
Gerhard Müller

AGREED FORM GERMAN LETTERS OF RESIGNATION

Per Einschreiben/Rückschein
Angel Trains Cargo (Locomotives) Limited
- Geschäftsführung -
[Anschrift]

[Datum]

Betr.: Niederlegung des Amtes des Geschäftsführers der Angel Trains Cargo (Locomotives)
GmbH

Sehr geehrter Herr […],

als Geschäftsführer der im Handelsregister des Amtsgerichts Köln unter HRB 51341 eingetragenen Angel Trains Cargo (Locomotives) GmbH lege ich mit sofortiger Wirkung – lediglich aufschiebend bedingt durch den Zugang dieser Erklärung bei dem alleinigen Gesellschafter der Angel Trains Cargo (Locomotives) GmbH, der Angel Trains Cargo (Locomotives) Limited – mein Amt als Geschäftsführer der Angel Trains Cargo (Locomotives) GmbH nieder.

Ich bestätige, keine Ansprüche gegen die Angel Trains Cargo (Locomotives) GmbH zu haben und nicht mehr im Besitz von Gegenständen, Dokumenten, Datenträger u.ä. der Angel Trains Cargo (Locomotives) GmbH zu sein. Sollte ich dennoch zu einem späteren Zeitpunkt solche Gegenstände u.ä. in meinem Besitz feststellen, werde ich diese unverzüglich ohne Geltendmachung eines Zurückbehaltungsrechts der Angel Trains Cargo (Locomotives) GmbH herausgeben.

Mit freundlichen Grüßen

_________________________
[Unterschrift Achim Klüber]

Per Einschreiben/Rückschein – vorab per Telefax
Angel Trains International Limited
- Geschäftsführung -
[Anschrift]

[Datum]

Betr.: Niederlegung des Amtes des Geschäftsführers der Angel Trains Europa GmbH

Sehr geehrter Herr […],

als Geschäftsführer der im Handelsregister des Amtsgerichts Köln unter HRB 51575 eingetragenen Angel Trains Europa GmbH lege ich mit sofortiger Wirkung – lediglich aufschiebend bedingt durch den Zugang dieser Erklärung bei dem alleinigen Gesellschafter der Angel Trains Europa GmbH, der Angel Trains International Limited – mein Amt als Geschäftsführer der Angel Trains Europa GmbH nieder.

Ich bestätige, keine Ansprüche gegen die Angel Trains Europa GmbH zu haben und nicht mehr im Besitz von Gegenständen, Dokumenten, Datenträger u.ä. der Angel Trains Europa GmbH zu sein. Sollte ich dennoch zu einem späteren Zeitpunkt solche Gegenstände u.ä. in meinem Besitz feststellen, werde ich diese unverzüglich ohne Geltendmachung eines Zurückbehaltungsrechts der Angel Trains Europa GmbH herausgeben.

Mit freundlichen Grüßen

_________________________
[Unterschrift Achim Klüber]

AGREED FORM VOTING POWER OF ATTORNEY

POWER OF ATTORNEY

This Power of Attorney is made on [●] 2008 by The Royal Bank of Scotland Group plc (the “Seller”) of 36 St Andrew Square, Edinburgh, Midlothian EH2 1AF.

(A)
The Seller is presently the registered holder of 50,000 ordinary shares of £1 each and 61,950,000 non-voting fixed rate preference shares of £1 each (together the “Shares”) in the share capital of RoboScot (31) Limited (the “Target”).

(B)
The Seller and Willow Bidco Limited (the “Purchaser”) are parties to a Share Purchase Agreement dated [●] 2008 (the “Share Purchase Agreement”) pursuant to which the Seller transferred the Shares to the Purchaser.

(C)	This Power of Attorney is given in accordance with the terms of the Share Purchase Agreement.

1	Appointment

The Seller appoints the Purchaser (the “Attorney”) to be its attorney and to act in the name of the Seller and on its behalf to exercise all rights, powers and privileges attaching to the Shares or otherwise capable of being exercised by the registered holder of the Shares and for this purpose to approve, sign, execute (as a deed or otherwise) and deliver any document and do any act or thing which the Attorney considers necessary or desirable pending the Attorney becoming the registered holder of the Shares including (without limitation):

1.1	to attend and participate in any general or separate class meeting of the Target;

1.2	to vote on behalf of the Seller in respect of the Shares on any resolution at any such meeting;

1.3	in connection with any such meeting, to appoint proxies on behalf of the Seller in respect of the Shares and execute a form of proxy in favour of the Attorney or any of its directors;

1.4	to consent on behalf of the Seller to the holding of any such meeting at short notice;

1.5	to approve, execute and deliver any written resolution of the Target or any consent in writing to be given by any holders of any class of shares in the capital of the Target or any similar document;

1.6	to sign or endorse receipts for any dividends or other distributions in respect of the Shares; and

1.7
to sell, transfer, exchange or otherwise dispose of all or any of the Shares (including to enter into any contract and any other ancillary documentation in any form whatsoever to do the same) and to receive proceeds from any such disposal, in each case in such manner and on such terms as the Attorney in its absolute discretion shall think fit.

2	Ratification

The Seller agrees to ratify and confirm everything lawfully done or lawfully caused to be done by the Attorney under this Deed.

3	Revocability

This appointment shall terminate when the Shares are registered in the name of the Attorney (or as the Attorney shall direct) or if earlier upon the expiry of 90 days from the date hereof, and is given on the basis that the Attorney shall use his reasonable endeavours to effect such registration as soon as is reasonably practicable.

4	Governing Law

This Power of Attorney shall be governed by and construed in accordance with English law.

In witness whereof this Power of Attorney has been delivered on the date first stated above:

SIGNED as a DEED by

on behalf of The Royal Bank of Scotland Group Plc in the presence of:	(signature)

__________________________ (signature of witness) Name Address

Occupation